                                                                    EXHIBIT 2.13

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT, dated as of August 28, 2000, is by and between Trewit Inc., a Delaware corporation ("Purchaser"), HealthPlan Services, Inc., a Florida corporation ("HPSI"), Montgomery Management Corporation, a Pennsylvania corporation ("Montgomery" and, together with HPSI, herein called collectively called "Seller") and HealthPlan Services Corporation, a Delaware corporation ("Parent").

         A. Seller is engaged, among other things, in the business of providing third party self-funded health and welfare plan administration services through its "Commercial Large Group Division" (the "Business"), which consists primarily of Seller's historical business units that were, or are currently, referred to as CENTRA HealthPlan LLC, Montgomery Management Corporation and Harrington Benefits Services, certain care management services currently provided by ProHealth, Inc and certain data reporting services currently provided by Analytics Information Management (such business units, or parts thereof, which carry on the Business are collectively referred to as the "Division").

         B. The parties hereto wish to provide for the terms and conditions upon which Purchaser will acquire substantially all of the assets and operations of the Division.

         C. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of the Business and assets of the Division and also to prescribe various conditions to such transaction.

         Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
                                   ---------
                               PURCHASE OF ASSETS
                               ------------------

         1.1. Assets to be Purchased. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, at the Closing, as hereinafter defined, all of the business, assets, properties and rights applicable to, arising out of and used exclusively in the operation of the Division (the "Exclusive Assets") (and certain other specifically identified assets which are used primarily or partially in the Division which consist of the Shared Contracts and Shared Intellectual property other than the Retained Shared Contracts and the Retained Shared Intellectual Property) (the "Non-Exclusive Assets"), as a going concern, and which assets constitute all of the assets of the Division whether tangible or intangible and wherever located whether or not reflected on the books of Seller which are used, or held for use, in connection with the operation of the Division (hereinafter referred to collectively as the "Assets"), excluding the Excluded Assets (as hereinafter defined). In the event an asset which is not an Excluded Asset has been used, or held for use, exclusively or primarily by the Division, but is not actually transferred at the Closing to Purchaser, then Seller agrees to promptly transfer such assets upon the reasonable request of Purchaser after the Closing. The Assets shall include, without limitation, the following:

                  (a) Prepaid Expenses, etc. All prepaid charges, fees and expenses, credit balances and deposits listed on Exhibit 1.1(a) to the extent that the foregoing are included in the Final Closing Balance Sheet (as hereinafter defined) and have continued and measurable value to Purchaser;

                  (b) Receivables. All accounts and notes receivable, book debts, trade notes and trade accounts of the Division which are included on the Final Closing Balance Sheet, and all security therefor (the "Receivables");

                  (c) Contracts. All of the rights of Seller under all contracts, leases, capital leases, agreements, unfilled customer purchase or sales orders and non-governmental licenses (including software) used exclusively in the Business and including without limitation:

                           (i) the Administration Contracts (as hereinafter
                  defined), each of which are listed on Exhibit 1.1(c)(i) hereto;

                           (ii) all provider network access agreements which are
                  listed on Exhibit 1.1(c)(ii) hereto;

                           (iii) all pharmacy benefit management agreements
                  which are listed on Exhibit 1.1(c)(iii) hereto;

                           (iv) all agreements providing for utilization review
                  and case management services which are listed on Exhibit 1.1(c)(iv) hereto;

                           (v) all agreements pertaining to the administration
                  of subrogation claims which are listed on Exhibit 1.1(c)(v) hereto;

                           (vi) all agreements providing for data entry,
                  electronic data interchange (EDI), and imaging services; which are listed on Exhibit 1.1(c)(vi) hereto;

                           (vii) all agreements providing for check and
                  explanation of benefits printing listed on Exhibit 1.1(c)(vii) hereto; and

                           (viii) all other contracts, leases, capital leases,
                  agreements, unfilled customer purchase or sales orders, licenses, permits and other governmental authorizations or approvals, including, without limitation, the contracts, leases, agreements, licenses and permits listed on Exhibit 1.1(c)(viii) hereto.

In addition to the foregoing contracts which are used exclusively in the Business of the Division, there are certain contracts which the Division shares with other divisions of Seller (the "Shared Contracts"). These Shared Contracts are listed on Exhibit 1.1(c)(ix). Except for the Shared Contracts identified as being retained by Seller on Exhibit 1.1(c)(ix) (the "Retained Shared Contracts"), Seller will either assign to Purchaser all of its rights under these Shared Contracts or, with the prior consent of Purchaser, the services under a Shared Contract including under a Retained Shared Contract may be provided to Purchaser by Seller under the Service Support Agreement, on terms mutually agreeable to Purchaser and Seller. Seller shall also transfer to

Purchaser any NEIC payor identification numbers used by the Division. Additionally, Seller shall transfer to Purchaser the contracts and documentation evidencing carrier and reinsurance relationships of Montgomery as listed on
Exhibit 1.1(c)(x). The agreements referenced in this subsection 1.1(c) (other than the Retained Shared Contract) are collectively referred to as the "Contracts");

                  (d) Intellectual Property. All rights to any of the following which (unless specifically designated as Shared) are used exclusively in the operations of the Division in any jurisdiction, any and all documentation relating to any of the following and all of the goodwill associated with any of the following (collectively referred to herein as "Intellectual Property")

                           (i) all business and trade names, service names,
                  corporate names, brand names, logos and slogans listed on
                  Exhibit 1.1(d)(i);

                           (ii) all copyrights and trademarks (whether used with
                  wares or services and including the goodwill attaching to such trademarks), registrations and applications for trademarks and copyrights, and all future income from all such trademarks and copyrights listed on Exhibit 1.1(d)(ii);

                           (iii) all rights and interests in and to software
                  (including all modifications, enhancements and custom programming) listed on Exhibit 1.1(d)(iii) (and the shared software listed on Exhibit 1.1(c)(ix) which is not designated as being retained by Seller), which exhibit indicates whether the software is owned or licensed, and the processes, notebooks, data, trade secrets, designs, know-how, manuals, technology, research and development reports, agency agreements, technical information, technical assistance, claims processing procedures and other rights relating to the administration of Contracts (as hereinafter defined), and similar materials recording or evidencing expertise or information;

                           (iv) all rights and interests in and to the Shared
                  Intellectual Property listed on Exhibit 1.1(d)(iv) which was developed by Seller ("Acquired Seller-Developed Intellectual Property") (other than the intellectual property listed on
                  Exhibit 1.1(d)(iv) which is indicated to be retained by Seller and with respect to which retained intellectual property Seller shall grant to Purchaser at Closing a nonexclusive, perpetual, fully paid-up license to use such retained intellectual property). With respect to the Acquired Seller-Developed Intellectual Property, Purchaser shall grant to Seller at Closing a nonexclusive, perpetual, fully paid-up license to use all Acquired Seller-Developed Intellectual Property;

                           (v) all future income and proceeds from any of the
                  intellectual property listed in items (i) to (iv) above which is indicated as being transferred to Purchaser and the licenses listed or referred to in item (iv) above; and

                           (vi) all rights to damages and profits by reason of
                  the infringement of any of the owned intellectual property listed in items (i) to (iv) above which is indicated as being transferred to Purchaser;

         in each case, as the same relate to the operations of the Division as presently conducted by Seller;

                  (e) Personal Property and Equipment. All personal property, including without limitation all machinery, equipment, furniture, fixtures, data processing equipment, computer and peripheral equipment, vehicles and other similar personal property and spare parts used exclusively in the operations of the Division including all such personal property located in the offices listed on Exhibit 1.1(e)(1) (except in the case of Seller's Columbus, Ohio office, the assets which have been sold or are to be sold to Sheakley Uniservice, Inc. which consist only of the assets historically exclusively used by Seller in its unemployment compensation, workers compensation and Ohio managed care organization business), and the items listed on Exhibit 1.1(e)(2) hereto which are located at 3501 Frontage Road in Tampa, Florida (the "Equipment");

                  (f) Real Property. All Seller's rights as tenant under leases (each being referred to as an "Assumed Lease" and collectively as the "Assumed Leases") (including all prepaid rents, security deposits, options, rights to purchase, rights of first refusal and any leasehold improvements) in the land and buildings described on Exhibit 1.1(f) hereto (the "Real Estate") (which such exhibit identifies the purposes for which each property listed on such exhibit is used); and

                  (g) General. All telephone listings and rights to use the telephone numbers used by the Division and all communications numbers and addresses used by the Division, all of the goodwill and going concern value of the Division, all choses in action and other similar rights relating to the Division, and all of the supplies, books, sales records, sales data and sales information relating exclusively or primarily to the Division and its operations, including without limitation all office supplies, general, financial and accounting records, purchase orders and invoices, sales orders and sales order log books, lists and records of customers, advertising brochures and sales literature, personnel records, correspondence and miscellaneous records with respect to customers and supply sources, and all other general correspondence, records, books and files now owned or hereafter acquired by Seller with respect to the operations of the Division.

The foregoing assets include all of the assets located at the offices listed on
Exhibit 1.1(e)(1) (except in the case of Seller's Columbus, Ohio office, the assets which have been previously sold or are to be sold to Sheakley Uniservice, Inc. and which assets consisted only of the assets historically exclusively used by Seller in its unemployment compensation, workers compensation and Ohio managed care organization business, shall be excluded) and certain additional assets located at Seller's office in Tampa, Florida as listed on Exhibit 1.1(e)(2).

         On the Closing Date, Seller shall transfer to Purchaser valid legal title to all of the Assets, other than the Excluded Assets, as defined in subsection 1.2, free and clear of any Lien, as hereinafter defined, other than any Permitted Liens, as hereinafter defined.

         1.2. Excluded Assets. The Assets to be purchased hereunder shall not include any of:

                  (a) the assets of Seller's Southern Nevada Administrators, Inc. and American Benefit Plan Administrators, Inc., which assets are not located in Columbus or the other offices listed on Exhibit 1.1(e)(1);

                  (b) the stock and assets of ProHealth, Inc. except for certain care management service contracts for Division customers identified on
         Exhibit 1.1(c)(viii) which are being assigned to Purchaser as part of the Assets;

                  (c) the assets listed on Exhibit 1.2(c);

                  (d) all insurance policies relating to or covering the Business or the Assets and any rights to make claims thereunder;

                  (e) all rights to indemnity from third parties provided under the Contracts which relate to occurrences prior to the Closing Date;

                  (f) any deferred tax asset or right to any tax refund which relates to the operation of the Division prior to the Closing Date;

                  (g) all financial records of the Division for any period prior to the Closing Date provided that copies of such records for the period from and after November 30, 1996 shall be provided to Purchaser or made available in the same form (i.e. paper or electronic) as currently available;

                  (h) the Retained Shared Intellectual Property;

                  (i) the Retained Shared Contracts;

                  (j) the assets of Seller located in Tampa, Florida which are not listed on Exhibit 1.1(e)(2);

                  (k) the office lease covering Seller's office in Richardson, Texas;

                  (l) two leased Xerox Docutext machines used, or held for use, primarily by the Division (which are not the leased Xerox Docutext machines identified by Purchaser pursuant to the terms of Section 1.3(b); and

                  (m) any Letters of Credit or Bonds posted in connection with any Administrative Contracts being assumed by Purchaser.

The assets described in subsections 1.2(a) through (m) inclusive are collectively referred to as "Excluded Assets"), which shall remain for all purposes the properties and assets of Seller.

1.3. Liabilities to Be Assumed. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), and subject to the consummation of the Closing, Purchaser shall assume, and agree to pay, perform and discharge when due, in the manner hereinafter provided, only the following obligations of Seller (the "Assumed Liabilities"):

                  (a) all of the liabilities related to the operations of the Division which are included in the Final Closing Balance Sheet, including the Notes Payable shown thereon; provided however, it is understood that such liabilities shall not include any expenses incurred by Seller in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, all of which Seller agrees to satisfy and pay, and provided further, such liabilities shall be of the same type set forth on the June Balance Sheet (as hereinafter defined); and

                  (b) all of the obligations of Seller which relate to operations of the Division from and after the Closing under the Contracts (including, without limitation, equipment and real estate leases), to the extent the Contracts are listed on Exhibit 1.1(c), and are not Retained Shared Contracts and specifically excluding any obligation arising from any default or failure of performance of Seller arising at any time prior to the Closing; provided, however, that Purchaser shall only be required to assume the equipment leases for only two Xerox Docutext machines as selected by Purchaser (with notice given to Seller) at least 5 days prior to the Closing.

         Except with respect to the Assumed Liabilities, it is expressly understood and agreed by the parties hereto that Purchaser has not and shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Purchaser of, any liabilities, obligations, debts, payables or other claims of any nature against Seller of any kind whatsoever, whether fixed or contingent, whether accrued or unaccrued and whether known or unknown (all such liabilities other than the Assumed Liabilities, including without limitation any debt of the Division owing to Seller, are referred to herein as the "Excluded Liabilities"). Seller shall be responsible for all of the liabilities, obligations, debts, payables or other claims against Seller not expressly assumed by Purchaser as Assumed Liabilities.

         1.4. Estimated Balance Sheet. Seller shall deliver to Purchaser an estimated pro forma balance sheet of the Division in the form attached hereto as
Exhibit 1.4 as of the Closing Date (the "Estimated Closing Balance Sheet") no later than five (5) business days prior to the Closing Date. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP, utilizing the same methodologies and adjustments as were used in preparing the Historical Financial Statements (as hereinafter defined); provided, however, the Estimated Closing Balance Sheet shall include as assets of the Division only the Assets and as liabilities of the Division only the Assumed Liabilities.

         1.5. Estimated Purchase Price.

                  (a) Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties and covenants of Seller herein contained, and in consideration of the sale, conveyance, transfer and delivery of the Assets provided for in this Agreement, Purchaser agrees to pay to Seller at the Closing an aggregate purchase price of Nineteen Million Five Hundred Thousand Dollars ($19,500,000)
         (A) minus the greater of (i) the amount, if any, by which Fourteen Million Three Hundred One

         Thousand Eight Hundred Forty-Five Dollars ($14,301,845) is greater than the book value of total assets (net of depreciation, amortization and reserves) that are included on the Estimated Closing Balance Sheet (the "Estimated Closing Total Assets") and (ii) the amount, if any, by which Four Million Nine Hundred Thirty Thousand Three Hundred Ninety-One Dollars ($4,930,391) exceeds the Closing Working Capital Amount (as hereinafter defined) calculated using the Estimated Closing Balance Sheet (the "Estimated Closing Working Capital Amount") and (B) plus the greater of (i) the amount, if any, by which Fifteen Million Eight Hundred Seven Thousand Three Hundred One Dollars ($15,807,301) is less than the Estimated Closing Total Assets and (ii) the amount, if any, by which Five Million Four Hundred Forty-Nine Thousand Three Hundred Seventy Nine Dollars ($5,449,379) is less than the Estimated Closing Working Capital Amount.

                  (b) "Closing Working Capital Amount" shall mean the book value, as reflected in the relevant balance sheet, of the assets described in Sections 1.1(a) and 1.1(b) less the book value, as reflected in the relevant balance sheet, of the liabilities described in Sections 1.3(a).

                  (c) The amount determined in accordance with the provisions of this Section 1.5 is hereinafter referred to as the "Estimated Purchase Price."

         1.6. Payment of Estimated Purchase Price. The Estimated Purchase Price shall be paid by Purchaser as follows:

                  (a) At the Closing, Purchaser shall deliver to Seller such documents and instruments as are reasonably required to evidence Purchaser's assumption of the Assumed Liabilities.

                  (b) At the Closing, Purchaser shall deliver the amount of One Million Two Hundred Thousand Dollars ($1,200,000) (the "Escrow Amount") to an escrow agent pursuant to an escrow in the form attached hereto as
         Exhibit 1.6(b), which is to serve as a non-exclusive source for adjustment of purchase price due from Seller and Seller's indemnification obligations hereunder for a period of 18 months after the Closing.

                  (c) At the Closing, the Purchase shall deliver via wire transfer to Seller an amount equal to the Estimated Purchase Price less the Escrow Amount.

         1.7. Adjustment of Estimated Purchase Price.

                  (a) Not earlier than ninety (90) but in any event within one hundred (100) days after the Closing Date, Purchaser will at its expense cause a balance sheet of the Division to be prepared as of the Closing Date (the "Closing Balance Sheet"), in accordance with generally accepted accounting principles but using the same methodologies and adjustments used in the Estimated Closing Balance Sheet. In order to facilitate Purchaser's preparation of this Closing Balance Sheet, Seller shall provide to Purchaser access to Seller's accounting records, accounting personnel and work papers to the extent necessary to prepare such Closing Balance Sheet. Upon preparation of such Closing Balance Sheet, Purchaser shall deliver a copy thereof together with Purchaser's work papers related thereto to Seller and Purchaser and Seller shall meet within 10 business days of Seller's receipt thereof to resolve any concerns Seller may have. If at the end of this ten business day period, Purchaser and Seller are unable to agree upon a Final Closing Balance Sheet, the Closing Balance Sheet as prepared by Purchaser shall be audited (the "Audited Closing Balance Sheet") at Purchaser's expense in accordance with generally accepted auditing standards, by the Minneapolis, Minnesota office of Arthur Andersen & Co.. LLP, independent certified public accountants ("Auditor"). The scope of the audit of the Audited Closing Balance Sheet will be subject to the review and approval of Seller prior to commencement of such audit.

                  (b) Valuation of Assets. For purposes of this subsection 1.7, when preparing the Closing Balance Sheet and the Audited Closing Balance Sheet:

                           (i) the value of the tangible Assets (also called
                  "Property & Equipment, Net" on such balance sheet) set forth on the Estimated Closing Balance Sheet shall be used without adjustment on the Closing Balance Sheet and the Audited Closing Balance Sheet and all such assets shall be deemed to exist whether or not verified; provided however such amount shall not be greater than $5,990,777;

                           (ii) the assets to be included shall only be the
                  Assets and the liabilities to be included shall only be the Assumed Liabilities.

                           (iii) the reserve for accounts receivable will be
                  adjusted 90 days after Closing (the "Reserve Determination Date") by an amount if any equal to the amount by which the Closing Date accounts receivable which are over 90 days old as of the Reserve Determination Date exceed the reserve for accounts receivable established on the Estimated Closing Balance Sheet. After the foregoing adjustment, all receivables over ninety (90) days old shall be assigned to Seller and Seller may pursue collection thereof.

                  (c) Delivery of Audited Closing Balance Sheet and Audit Work Papers. Within ninety (90) days after the Closing Date, the Auditor will deliver copies of the Audited Closing Balance Sheet to Purchaser and Seller, together with Auditor's report based upon its audit of the Audited Closing Balance Sheet stating that such balance sheet presents fairly, in all material respects, the financial position of the Division as of the Closing Date in conformity with generally accepted accounting principles subject to the restrictions set forth in subsections (a) and (b) above. Seller will also receive a complete copy of Auditor's audit work papers related to such audit at the time of delivery of the Audited Closing Balance Sheet.

                  (d) Final Closing Balance Sheet. Seller will have a period of Fifteen (15) business days following receipt of the Audited Closing Balance Sheet and all of the Auditor's audit work papers to review the Audited Closing Balance Sheet and Auditor's audit work papers related to such audit. Seller and its authorized representatives shall have full access to all relevant books and records and employees of the Division, Purchaser and Auditor to the extent required to complete its review of the Audited Closing Balance Sheet. If Seller does not give written notice of any objections to the

         Audited Closing Balance Sheet to Purchaser within such 15-business day period, then the Audited Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet. The Term "Final Closing Balance Sheet" shall mean the balance sheet of the Division as of the Closing Date as finally determined in accordance with this Section 1.7, whether by acquiescence of Seller in the figures supplied by Purchaser in accordance with subsection 1.7(c) or 1.7(a), by negotiation and agreement of the parties, or by the Neutral Auditor in accordance with subsection 1.7(f), and total assets reflected on the Final Closing Balance Sheet shall be the "Final Closing Total Assets" and Working Capital Amount calculated using the Final Closing Balance Sheet shall be the "Final Closing Working Capital Amount."

                  (e) Payment of Purchase Price Adjustment. Within five (5) business days after the determination of the Final Closing Total Assets and the Final Closing Working Capital, a new purchase price shall be determined using the provisions of Section 1.7 including the limitations of Section 1.7(b), except that Final Closing Total Assets and the Final Closing Working Capital shall be used instead of the Estimated Closing Total Assets and the Estimated Closing Working Capital, respectively. The purchase price so calculated shall be the "Final Purchase Price." Any difference between the Estimated Purchase Price and the Final Purchase Price shall be paid by Seller to Purchaser (if the Final Purchase Price is lower than the Estimated Purchase Price) or by Purchaser to Seller (if the Final Purchase Price is higher than the Estimated Purchase Price) by wire transfer. The amount so determined is referred to as the "Purchase Price Adjustment".

                  (f) Resolution of Disputes. If Seller objects to the Audited Closing Balance Sheet by written notice to Purchaser within such 15-business day period, which notice shall contain Seller's calculation of what it believes to be the Final Closing Total Assets and the Final Closing Working Capital Amount then Purchaser and Seller will promptly meet to resolve any differences regarding the Audited Closing Balance Sheet. If any such differences are not resolved within fifteen (15) days after delivery to Purchaser of Seller's written objections, then all amounts remaining in dispute shall, at the election of either party, be submitted to the Tampa, Florida office of KPMG, LLC (the "Neutral Auditor"). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. Except for the fees and expenses of the Neutral Auditor as contemplated by Subsection (g), all costs and expenses incurred by the respective parties hereto in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such costs and expenses. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by Purchaser and Seller, and not by independent review, only those issues still in dispute. The Neutral Auditor's determination shall be made within thirty (30) days of its engagement (which engagement shall be made no later than three (3) business days after an election by either party to submit the objections to the Neutral Auditor) or as soon thereafter as possible, shall be set forth in a written statement delivered to Purchaser and Seller and shall be final, binding, conclusive and nonappealable. Any liability determined by the Neutral Auditor or agreed to by Purchaser and Seller in the Final Closing Balance Sheet which is determined to be greater than the amount represented by Seller herein shall not give rise to a claim for indemnification under Section 8 hereof or otherwise since the amount will be taken into consideration in making the Purchase Price Adjustment.

                  (g) Fees of Neutral Auditor. Seller shall pay a percentage of such fees and expenses of the Neutral Arbitrator equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between the Purchase Price Adjustment that results after arbitration and the Purchase Price Adjustment that would have resulted had the Final Closing Total Assets and Final Closing Working Capital Amount been calculated using the Audited Closing Balance Sheet and B is equal to the absolute value of the difference (in dollars) between the Purchase Price Adjustment that results after arbitration and the Purchase Price Adjustment that would have resulted using Purchaser's calculation of the Final Closing Total Assets and Final Closing Working Capital Amount set forth in Purchaser's objection provided for in subsection 1.7(f).

         1.8. Allocation of Purchase Price. The parties hereto agree that Purchaser may at its expense retain one or more independent appraiser or appraisers to prepare appraisals of the fair market value of the Assets (other than cash equivalents, accounts receivable, prepaid items and Inventory). Purchaser shall prepare an allocation of the Final Purchase Price among the Assets based on the fair market values thereof, whether or not Purchaser obtains any independent appraiser or appraisers to appraise the fair market value of any of the Assets, in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties to this Agreement agree that such allocation shall be a fair and reasonable allocation of the Final Purchase Price, and the parties to this Agreement shall file all applicable tax returns and reports (including IRS Form 8594) in accordance with and based upon such allocation, and shall not take any position in any tax return or report, or any tax proceeding or audit, that is inconsistent with such allocation.

         1.9. Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article 7 hereof, a closing (the "Closing") will be held on September 30, 2000 at the Minneapolis offices of Oppenheimer Wolff & Donnelly LLP or such other place as the parties may agree, at 9:00 a.m., local time or such other time or date as the parties may agree upon in writing, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties, provided; however, that if the conditions from Articles 5 and 6 shall not have been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the reasonable commercial efforts of such party, shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived. In no event shall the Closing be postponed past October 31, 2000 without the consent of both parties. If the conditions have not been satisfied or waived by that date unless the parties otherwise agree, this Agreement shall terminate. The date on which the Closing actually takes place is hereinafter referred to as the "Closing Date."

         1.10. Further Assurances. After the Closing, Seller shall from time to time, at the request of Purchaser and without further cost or expense to Purchaser, execute and deliver such other instruments of conveyance and transfer as Purchaser may reasonably request, in order to more effectively consummate the transactions contemplated herein and to vest in Purchaser good and marketable title to the Assets, including, without limitation, assistance in the collection or reduction to possession of any such Assets. To the extent any of the Assets are not assigned or assignable to Purchaser or if any necessary consent to such assignment shall not have been obtained by Purchaser or Seller, Seller shall hold in trust for the benefit of Purchaser all of Seller's right, title and interest to such Assets and, insofar as permissible, from time to time assign such interest to Purchaser. Until all such interests have been transferred to Purchaser, Seller shall maintain its existence, shall comply with the terms and conditions contained in any of the interests to be transferred hereunder and shall, at Purchaser's request, enforce at the expense and for the account of Purchaser any of the rights contained in the interests to be transferred hereunder. Seller shall cooperate in any reasonable arrangement to the end that Purchaser shall be provided the use and benefits of such Assets. Seller shall promptly pay to Purchaser all monies collected by or paid to Seller in respect of such Assets. Notwithstanding anything in this Agreement to the contrary, neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, contract, license, permit, lease, commitment, sales order or purchase order or any claim or right or any benefit arising hereunder or resulting therefrom, if any attempted assignment thereof without the consent or approval of any other party thereto or issuer thereof would constitute a breach thereof or in any way adversely affect the rights to be assigned. Nothing in this Section 1.10, however, shall be deemed to release Seller from its obligation to defend, indemnify and hold Purchaser harmless from any loss, liability or damage suffered by Purchaser resulting from any breach of any representation, warranty or covenant contained herein or any failure by Seller to transfer and assign the Assets as required by this Agreement.

         1.11. Software License Fees and Expenses.

The parties acknowledge that while Seller is transferring all of its right, title and interest in the software licenses listed on Exhibit 1.1(c)(viii), 1.1(c)(ix) and 1.1(d)(iii) which are listed thereon as not being retained by Seller, such software licenses may not be transferable without the consent of the Licensor. Anything in this Agreement to the contrary notwithstanding (other than the condition set forth in Section 5.6 which shall remain applicable), Purchaser shall be responsible for getting any such required consents and Seller shall not be liable to Purchaser for any fees or expenses incurred by Purchaser in connection with getting such consents or in connection with obtaining replacement licenses if such consents are not forthcoming

                                   ARTICLE 2
                                   ---------
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         Seller and Parent, jointly and severally, represent and warrant to Purchaser as of the date hereof as follows:

         2.1. Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with corporate power and authority to carry on the operations of the Division as it is now being conducted and to own, operate and lease the properties and assets used in the conduct of the operations of the Division. Seller is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions listed in Section 2.1 of the Disclosure Schedule which are every jurisdiction in which the conduct of the operations of the Division requires such qualification or licensing, except for such jurisdictions in which Seller's failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the operations of the Division or the Assets.

         2.2. Authorization. Seller and Parent have full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Seller and Parent taken all action required by law, the articles or certificate of incorporation and bylaws of Seller and Parent or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by Seller and Parent and no other corporate action is necessary for the consummation by Seller or Parent of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance, or similar Laws now or hereafter in effect relating to or limiting creditor's rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to the discretion of the court before which any proceeding therefor may be brought (the "Standard Enforceability Exceptions").

         2.3. Non-Contravention. Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Seller and Parent nor the consummation of the transactions contemplated herein by Seller and Parent will:

                  (a) violate or be in conflict with any provision of the articles or certificate of incorporation or bylaws of Seller or Parent; or

                  (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Seller or Parent is a party or by which Seller or Parent or any of either such party's properties or assets is or may be bound, which conflict or default could reasonably be expected to prevent Seller from conveying the Assets hereunder or result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, adverse claim or charge of any kind (collectively, a "Lien"), upon any of the Assets; or ----

                  (c) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (sometimes hereinafter separately referred to as a "Law" and sometimes collectively as "Laws") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "Authority" and sometimes collectively as "Authorities"), which violation would have a material adverse effect upon the ability of Purchaser to consummate the transactions contemplated hereby or operate the Business after Closing as heretofore operated or create an encumbrance or material restriction on the Assets.

         2.4. Consents and Approvals. Except as set forth in the Disclosure Schedule, or as noted below, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents"), any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Seller and Parent or the consummation by Seller and Parent of the transactions contemplated herein except where the failure to obtain the same would not have a material adverse effect upon the ability of Seller or Parent to consummate the transactions contemplated hereby or upon the ability of Purchaser to operate the Business after Closing as heretofore operated or create an material encumbrance or restriction on the Assets. With respect to Administrative Agreements, consents are listed on the Disclosure Schedule only for the Agreements with the customers who employ at least 1000 employees.

         2.5. Financial Statements. The Disclosure Schedule contains (i) unaudited historical balance sheets and statements of income of the Division as of and for the periods ending December 31, 1999; (the "Historical Financial Statements"); and (ii) an unaudited balance sheet and statement of income of the Division as of and for the six-month period ended June 30, 2000 which such balance sheet reflects as assets of the Division only the Assets, and as liabilities of the Division, only the Assumed Liabilities (the "June Balance Sheet"), and which such income statement reflects only income, expenses and other items associated with the Assets and Assumed Liabilities (collectively, the "Most Recent Financial Statements"). Seller has prepared these financial statements using methodologies, assumptions and estimates including allocations of shared expenses [which Purchaser has reviewed and accepted as reasonable] (the "Assumed Allocations"). Except as set forth in the Disclosure Schedule or as noted in Section 1.7(b)(i), the Historical Financial Statements and the Most Recent Financial Statements (i) are prepared in conformity with the books and records of the Division utilizing the methodologies, assumptions and estimates including the Assumed Allocations; and (ii) fairly present in all material respects the financial position of the Division as of the respective dates thereof and the results of operations of the Division for the periods then ended based on the Assumed Allocations.

         2.6. Absence of Undisclosed Liabilities. At and after the Closing, there will be no liabilities or obligations of Seller of a material nature of any kind whatsoever relating to the Division (whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, contingent or otherwise and whether due or to become due), including liabilities or obligations which may become known or which arise only after the Closing and which result from acts, omissions or occurrences of Seller prior to the Closing which will encumber or otherwise attach to the Assets or be assertable against Purchaser other than the Assumed Liabilities.

         2.7. Absence of Certain Changes. Except as set forth in the Disclosure Schedule, since June 30, 2000, Seller has owned the Assets and operated the Division in the ordinary course of business and consistent with past practices. Without limiting the generality of the foregoing, Seller has not, with respect to the Assets and the operations of the Division, subject to the aforesaid exceptions:

                  (a) suffered any known adverse change in the business, customers, or customer relations, operations, properties, prospects, assets, working capital, liabilities or condition (financial or otherwise) which resulted in or could reasonably be expected to result in a material adverse effect with respect to the Division or the Assets, and there has not been any damage, destruction, loss or other event which resulted in or could reasonably be expected to result in a material adverse effect with respect to the Division or the Assets;

                  (b) incurred any liabilities or obligations, except those incurred in the ordinary course of business and consistent with past practices, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                  (c) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

                  (d) cancelled any debts or waived any claims or rights, in each case, of substantial value;

                  (e) sold, transferred or otherwise disposed of any of the Assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practices;

                  (f) disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person other than representatives of Purchaser any trade secrets, formula, process or know-how not theretofore a matter of public knowledge;

                  (g) granted any extraordinary increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any extraordinary increase in the compensation payable or to become payable to any officer or employee;

                  (h) made any capital expenditure or commitment for additions to property, plant, equipment or intangible capital assets in excess of $100,000;

                  (i) made any change in any method of financial or tax accounting or financial or tax accounting practice;

                  (j) suffered any known adverse change in its relationship with any material customer, including the loss of any such material customer or a contract with any such material customer; or

                  (k) agreed, whether in writing or otherwise, to take any action described in subsections 2.7(a) through (i).

         2.8. Assets.

                  (a) Except as set forth in the Disclosure Schedule, Seller has good and marketable title to all of the assets and properties of the Division reflected in the June Balance Sheet or acquired in the Division after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices and except for the Assumed Sublease of a portion of the Columbus, Ohio Assumed Lease), free and clear of any Lien, except for Liens securing specified liabilities or obligations shown on the June Balance Sheet with respect to which no breach, violation or default exists, and on the Closing Date Seller will transfer to Purchaser good and marketable title to all of the Assets free and clear of any Lien.

                  (b) Except as set forth on the Disclosure Schedule, all real properties included in the June Balance Sheet as owned or leased by Seller are, to the knowledge of Seller and Parent, free from any structural defect, and in good operating condition and repair. Except as set forth on the Disclosure Schedule, each such real property and its present use, to the knowledge of Seller and Parent, conform in all material respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws, and there is, to the knowledge of Seller and Parent, no such Law contemplated that would affect adversely the right of Seller to own or lease and operate and use such real properties.

                  (c) Except as set forth on the Disclosure Schedule, the machinery, equipment, vehicles and other personal property included in the June Balance Sheet as owned or leased by Seller and included in the Assets are, to the knowledge of Seller and Parent, in good operating condition and repair and fit for the intended purposes thereof.

                  (d) Other than the Excluded Assets, the Assets include all of the assets and properties, including all agreements, necessary for the operations of the Division as presently conducted, provided that the Assets do not include any Governmental Authorizations (as hereinafter defined). The Assets will not include any assets or properties that are not used or useful in the ordinary course of the operations of the Division. All leasehold interests relating to machinery, equipment, vehicles and other personal property which are included in the Assets are valid and in full force and effect and enforceable in accordance with their terms, and there does not exist any material violation, breach, or default thereof or thereunder by Seller, other than a violation, breach or default under the Assumed Leases resulting from the failure of Seller to obtain a Landlord's Consent with respect to assignment of an Assumed Lease.

         2.9. Trade Accounts Receivable, Notes Receivable and Payables. Except as set forth on the Disclosure Schedule, Seller has good right, title and interest in and to all Receivables reflected in the June Balance Sheet and to be reflected on the Final Closing Balance Sheet; (ii) none of such Receivables is subject to any Lien; (iii) all of the Receivables to be listed on the Estimated Closing Balance Sheet and in the Final Closing Balance Sheet will constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of operations of the Division, and there will be no known claims, refusals to pay or other rights of set-off against any thereof; (iv) the aging schedule of the Receivables attached hereto as Exhibit 2.9(iv) is complete and accurate in all material respects as of the date thereof. All notes payable by Seller to be included in the Estimated Closing Balance Sheet and in the Final Closing Balance sheet will arise from bona fide transactions in the ordinary course of business.

         2.10. Intellectual Property Rights. Seller has good and marketable title to, and the Disclosure Schedule contains a detailed listing of, each Intellectual Property right used in, or necessary for, the operations of the Division as currently conducted or proposed to be conducted with an indication of any such property which is not used exclusively in the operation of the Division ("Shared Intellectual Property") and a further indication of the Shared Intellectual property which is being retained by Seller and will not be included in the Assets and transferred to Purchaser (the "Retained Shared Intellectual Property"). Except as set forth on the Disclosure Schedule, the use of all Intellectual Property rights included in the Assets does not infringe or violate the Intellectual Property rights of any person or entity. Except as described on the Disclosure Schedule, in connection with the operations of the Division, as currently conducted: (i) Seller does not own or use any Intellectual Property rights included in the Assets pursuant to any license agreement; (ii) Seller has not granted any person or entity any rights, pursuant to any license agreement or otherwise, to use any Intellectual Property right included in the Assets; and
(iii) all of Seller's Intellectual Property rights are free and clear of all royalty obligations and Liens. All registrations of the Intellectual Property included in the Assets and designated as owned by the Seller are valid and subsisting. All of the registrations and applications for registration of the Intellectual Property included in the Assets and designated as owned by the Seller are in good standing and are recorded in the name of Seller. No application for registration of any of the Intellectual Property owned by the Seller which is included in the Assets has been rejected. No shareholder, officer, director or employee of Seller or any third party has any right, title or interest in any of the Intellectual Property owned by Seller. Seller has diligently protected its legal rights to the exclusive use of the Intellectual Property where Seller enjoys exclusive use. No person has challenged the validity of any registrations for the Intellectual Property or Seller's rights to any of the Intellectual Property owned by Seller.

         2.11. Litigation. Except as set forth in the Disclosure Schedule, there is no legal, administrative, arbitration or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or, to the knowledge of Seller or Parent, threatened or contemplated by or against or involving the Division, the Assets or the officers, agents or employees of any of the Division (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

         2.12. Taxes. Seller or Parent has collected and paid over to the taxing Authorities of each jurisdiction to which it is subject all taxes of any kind (including without limitation income, capital gains, gross receipts, ad valorem, franchise, payroll, employment, excise, profits, withholding, unemployment, real or personal property, sales, use, transfer, estimated or other taxes, customs' duties, fees, charges, levies, imports and other assessments or similar charges in the nature of a tax, including all interest, penalties or additions thereto and any liability for taxes of any other person or entity (collectively "Taxes")) (other than Taxes that are Assumed Liabilities), that are due and payable for periods ending prior to the Closing Date, or made adequate provision for the payment thereof, and for which Purchaser could have transferee liability or in respect of which any of the Assets could be subjected to a Lien therefor.

         2.13. Benefit Plans. Except as set forth in the Disclosure Schedule:

                  (a) Schedule 2.13(a) lists all employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plan(s)") and all employee welfare benefit plans within the meaning of Section 3(1) of ERISA ("Welfare Plan(s)") maintained by the Seller for employees of the Division or to which the Seller contributes or is required to contribute (collectively, "ERISA Plans") for the benefit of any of the employees of the Division. True, correct and complete copies of all such ERISA Plans together with related trusts, insurance contacts, summary plan descriptions, annual reports and Form 5500 filings for the past three (3) years, have been delivered to the Purchaser.

                  (b) Except as set forth on Schedule 2.13(b), the Seller does not sponsor, maintain or contribute to any employee pension benefit plan, within the meaning of Section 3(2) of ERISA relating to the Division and has not sponsored, maintained, or contributed to such a plan within the past five years. With respect to the employees of the Division, the Seller is not required to contribute to, and for the past seven years has not been required to contribute to, any multiemployer plan within the meaning of Section 3(37)(A) of ERISA. Neither Seller nor any other "person" within the meaning of Section 7701(a)(1) of the Code that together with the Seller is considered a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of ERISA (an "Affiliated Organization") has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, to the Pension Benefit Guarantee Corporation ("PBGC") arising directly or indirectly under Title IV of ERISA, other than liability pursuant to Section 4007 of ERISA for premiums which are not yet due (without regard to any waiver), which may constitute a lien on any of the assets transferred to the Purchaser in connection with this transaction or otherwise result in any liability to the Purchaser.

                  (c) Each ERISA Plan covering employees of the Division has been operated and administered in all material respects in accordance with all applicable laws, including, without limitation, ERISA and the Code. Each such ERISA Plan that is a group health plan within the meaning of Section 601(1) of ERISA and Section 4980(B) of the Code is in material compliance with the continuation of coverage requirements of Section 601 of ERISA and Section 4980(B) of the Code. There are no pending claims, or, to the Seller's knowledge, threatened claims with respect to any such ERISA Plan, by any employee or beneficiary covered under such ERISA Plan or by any governmental entity or otherwise involving such ERISA Plan or any of its fiduciaries (other than for routine claims for benefits). Nothing has occurred or failed to occur with respect to any Pension Plan or Welfare Plan which could result in any liability to the Purchaser or any successor of the Purchaser other than a liability expressly assumed by the Purchaser pursuant to this Agreement.

                  (d) Except as set forth on Schedule 2.13(d), Seller is not bound to provide, and does not provide, benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to employees of the Division who are hired by Purchaser beyond their retirement or other termination of service with Seller other than:

                           (i) coverage mandated by applicable law;

                           (ii) deferred compensation benefits accrued as
                  liabilities; or

                           (iii) benefits, the full cost of which is borne by
                  the current or former employee or his beneficiary.

                  (e) Except as provided on Schedule 2.13(e), neither this Agreement nor any transaction contemplated hereby will:

                           (i) entitle any employee of the Seller who is hired
                  by the Purchaser to severance pay, unemployment compensation or any similar or other payment; or

                           (ii) accelerate the time of payment or vesting, or
                  increase the amount of compensation or benefits due any such employee.

                  (f) Flexible Spending Accounts. As of the Closing Date , Purchaser shall establish a flexible spending arrangement within the meaning of Sections 106(c)(2) and 125 of the Code (the "Newco Plan") which shall be substantially equivalent in all material respects to the HealthPlan Services Flexible Spending Account Plan (the "Flex Plan") and shall constitute the Purchaser's adoption and continuation of the Flex Plan as it relates to the employees of the Division who become employees of Purchaser as a result of this transaction ("Affected Employees"). As soon as administratively feasible after the Closing Date, Seller shall take any actions necessary to transfer (or cause to be transferred) the written election and the account balance , if any, of each Affected Employee under the Flex Plan to the Newco Plan (the "FSA Transfer"). The balance of each flexible spending account of each Affected Employee immediately after the FSA Transfer shall be equal to the balance of such account immediately before the FSA Transfer. The parties agree that Seller shall be solely responsible for (A) the administration of the flexible spending account of each Affected Employee under the Flex Plan before the occurrence of the FSA Transfer and (B) any expense, fee, fine, claim, or any other liability related to the administration or maintenance of the flexible spending accounts of each Affected Employee assessed, incurred or accrued prior to the FSA Transfer. The parties agree that Purchaser shall be solely responsible for (x) the administration of the flexible spending account of each Affected Employee after the occurrence of the FSA Transfer and (y) any expense, fee, fine, claim or any other liability related to the administration or maintenance of the flexible spending accounts of each Affected Employee assessed, incurred or accrued after the FSA Transfer. Notwithstanding the above, the Seller shall be solely responsible for any expense, fee, fine, claim, or any other liability related to the administration or maintenance of the flexible spending accounts of each Affected Employee assessed, incurred or accrued as a result of the FSA Transfer. Each Affected Employee under the Flex Plan as of the Closing Date shall be eligible to participate in the Newco Plan on the first day following the date of the FSA Transfer. The parties agree that the Affected Employees shall not be entitled to make any changes to their elections under the Newco Plan as a result of the consummation of the transactions contemplated herein.

         The Seller provides the following additional representations with respect to its Flex Plan:

                           (i) Neither the Seller nor an Affiliated Organization
                  has or could have any liability of any nature whether known or unknown, direct or indirect, fixed or contingent, with respect to the Flex Plan, other than the payment of benefits under the Flex Plan.

                           (ii) The Flex Plan satisfies all applicable
                  qualification requirements.

                           (iii) There are no facts and circumstances which
                  could subject the Seller or any Affiliated Organization to an excise tax or penalty tax under the Code or civil penalty, damages, or other liability under ERISA.

                           (iv) There will be no change in operation of or the
                  documents related to the Flex Plan on or before the Closing Date that will result in an increase in benefits.

                           (v) Seller and each Affiliated Organization has
                  timely complied in all material respects with all reporting and disclosure obligations imposed by the Code, ERISA, and other applicable law.

                           (vi) No act or omission of a seller, shareholder,
                  director, employee, or agent restricts, impairs, or prohibits the Purchaser or Seller or successor from amending, merging, or terminating the Flex Plan.

                           (vii) In addition to the documents being provided
                  pursuant to subsection (a) of Section 2.13, Seller will provide true and correct copies of any SMMs and any other modifications communicated to participants currently in effect with respect to the Flex Plan.

                  (g) Affected Employee Participation. Purchaser agrees that the Purchaser's 401(k) Plan shall be amended to provide that each Affected Employee (as defined in paragraph (f), above,) shall be given credit for all years of service with Seller for eligibility and vesting purposes and Purchaser will amend said 401(k) Plan to provide for immediate entry for the Affected Employees. The Affected Employees shall also be eligible to participate immediately in Purchaser's health care plan.

                  (h) Information. Seller agrees to prepare and provide to Purchaser, as soon as practicable following the Closing Date, a list of the Affected Employees, together with a listing of each such Affected Employee's term of service for eligibility and vesting purposes under the HPS Plan and a listing of each such Affected Employee's account balance thereunder, and Buyer and Seller agree to provide one another with such additional information in the possession of one company and not already in the possession of the other as may be reasonably requested by either of them and necessary in order for Purchaser to establish and administer the transferred account balances of the Affected Employees.

         2.14. Bank Accounts; Powers of Attorney. The Disclosure Schedule sets forth a correct and complete list of all:

                  (a) bank accounts and accounts at other institutions utilized by the Division for its funds (the "Division Accounts");

                  (b) bank accounts utilized by the Division for receiving or disbursing funds of sponsors of the medical health and welfare plans administered by Seller or Parent under the Administration Contracts ("Benefit Administration Accounts") and the names of all persons authorized to deal with such accounts; and

                  (c) the names of all persons or entities holding general or special powers of attorney from the Division and a summary of the terms thereof.

         All accounts in the Division maintained by Seller or Parent on behalf of clients or customers of the Division have been maintained in accordance with applicable principles of fiduciary law and the agreements or understandings under which they are established, and no funds which were supposed to be maintained in any such accounts have been co-mingled with Seller or Parent funds and all such accounts are reconciled on the closing date and no unaccounted for material shortage or deficiency exists with respect to such accounts. There are not now, nor at any time have there been, any "prohibited transactions" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), breach of fiduciary duty or other violations under ERISA involving the Company with respect to the Benefit Administration Accounts or health and welfare plans subject to the Administration Contracts.

         2.15. Contracts and Commitments; No Default.

                  (a) Except as set forth in the Disclosure Schedule, the
         Division:

                           (i) has no written or oral contract, commitment,
                  agreement or arrangement with any person which (1) requires payments individually in excess of $50,000 annually or in excess of $250,000 over its term (including without limitation periods covered by any option to extend or renew by either party) and (2) is not terminable on thirty (30) days' or less notice without cost or other liability to Purchaser;

                           (ii) does not pay any person or entity cash
                  remuneration at the annual rate (including without limitation guaranteed bonuses) of more than $75,000 for services rendered;

                           (iii) is not restricted by agreement from carrying on
                  its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity;

                           (iv) is not subject to any obligation or requirement
                  to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity which in either case will become an obligation of Purchaser;

                           (v) is not subject to any agreement, contract,
                  commitment or loan to which any of its directors, officers or shareholders or any "affiliate" or "associate" (as defined in Rule 405 as promulgated under the Securities Act of 1933) (or former affiliate or associate) thereof is a party;

                           (vi) is not subject to any purchase or sale contract
                  or agreement that calls for aggregate purchases or sales in excess over the course of such contract or agreement of $100,000 and which continues for a period of more than twelve
                  (12) months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on sixty (60) days' or less notice without cost or other liability at or any time after the Closing; or

                           (vii) is not subject to any contract, commitment,
                  agreement or arrangement with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under
                  Section 280G of the Code.

                  (b) True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to subsection 2.15 have been made available to Purchaser prior to the date hereof. Except for a violation breach or default under the Assumed Leases resulting from the failure of Seller to obtain a Landlord's Consent with respect to assignment of an Assumed Lease and except as set forth in the Disclosure Schedule, all such items, and all of the Contracts are valid and enforceable by and against Seller in accordance with their respective terms; Seller is not in breach, violation or default, however defined, in the material performance of any of its obligations thereunder; and, to Seller's knowledge, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof.

                  (c) The Disclosure Schedule sets forth a complete and accurate listing of all clients or customers to which the Division has provided, or was contractually obligated to provide, third party administration of health and welfare plan services as of the date set forth therein. Except as noted in Section 2.16 of this Agreement or on the Disclosure Schedule, the Division either has written administration contracts (or will have written administration contracts as of the Closing Date with terms consistent with the services and products supplied by the Division prior to obtaining such written administration agreements) with each of the clients and customers listed on the Disclosure Schedule

         (the "Administration Contracts"). The Division is and at all times has been in material compliance with the terms and conditions of all contracts for the third party administration of health and welfare plans, including, without limitation, the Administration Contracts, to which it is or has been a party. As of the Closing Date, Seller will not have recognized as revenue any payments under the Administrative Contracts for services not performed or anticipated to be performed within thirty (30) days. The Division has no agreements or arrangements that will require claims administration run-off services or other services in the future without normal fees being billable therefor. Each of the Administration Contracts is valid, in full force and effect and enforceable against Seller in accordance with its terms subject to the Standard Enforceability Exceptions. There has not occurred any default thereunder by Seller of a material nature.

         2.16. Commitments. Except as set forth in the Disclosure Schedule, all agreements providing performance of services entered into by Seller in connection with the operations of the Division and all outstanding contracts or commitments for the purchase of supplies, materials and services in connection with the operations of the Division were made in bona fide transactions in the ordinary course of the operations of the Division provided that certain agreements which are identified in Schedule 2.16 hereto are in negotiation and service is being provided thereunder without the benefit of a written agreement pending finalization of the agreements.

         2.17. Labor Matters. Except as set forth in the Disclosure Schedule, in connection with the operations of the Division:

                  (a) Seller is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

                  (b) there is no unfair labor practice complaint against Seller pending or, to Seller's knowledge, threatened before the National Labor Relations Board or any other comparable Authority;

                  (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's knowledge, threatened against or directly affecting Seller;

                  (d) no labor representation question exists and there is not pending or, to Seller's knowledge, threatened any activity intended or likely to result in a labor representation vote;

                  (e) no grievance or any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to Seller's knowledge, no claims therefor exist or have been threatened;

                  (f) no collective bargaining agreement is binding and in force against Seller or currently being negotiated by Seller;

                  (g) Seller has not experienced any significant work stoppage or other significant labor difficulty within the past five (5) years;

                  (h) Seller is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any employee benefit plan;

                  (i) upon the termination of the employment of any person by Seller, neither Seller nor Purchaser will, by reason of anything done at or prior to or as of the Closing Date, be liable to any of such persons for so-called "severance pay" or any other payments;

         2.18. Dealers, Distributors and Suppliers. Except as set forth in the Disclosure Schedule, to the knowledge of Seller or Parent, there has not been in the twelve (12) month period prior to the date hereof any material adverse change in the business relationship of Seller with any dealer, distributor or supplier to the Division.

         2.19. Governmental Authorizations. For purposes of this Agreement, "Governmental Authorization" means any Consent, approval, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under any Authority or pursuant to any Law. The Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization that is necessary for the operations of the Division. Each such Governmental Authorization listed or required to be listed in subsection 2.19 of the Disclosure Schedule has been duly obtained by Seller and is valid and in full force and effect except where the failure of Seller to obtain such authorization would not have a material adverse effect upon the ability of Purchaser to operate the Division or otherwise encumber the Assets after Closing. Except as set forth in subsection 2.19 of the Disclosure Schedule or as would not otherwise have a material adverse effect upon the ability of Purchaser to operate the Division or otherwise encumber the Assets after Closing,:

                  (a) Each Governmental Authorization is not subject to any pending, or to the knowledge of Seller, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Governmental Authorization invalid in any respect;

                  (b) no event has occurred or circumstance exists that will (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in subsection 2.19 of the Disclosure Schedule, or
         (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to any Governmental Authorization listed or required to be listed in subsection 2.19 of the Disclosure Schedule;

                  (c) Seller has not received any notice or other communication which has not been resolved (whether written or oral) from any Authority or any other person, asserting (i) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization;

                  (d) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in subsection 2.19 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Authorities; and

                  (e) no license, permit, franchise, authorization or approval by or from any Governmental Authority is required to permit the continued operation of the Business by Seller in the manner now conducted without the violation of any Law.

Except as set forth on the Disclosure Schedule, to the knowledge of Seller, the Governmental Authorizations listed in subsection 2.19 of the Disclosure Schedule collectively constitute all of the material Governmental Authorizations required by any federal, state or local Law or any Law of any foreign jurisdiction for Seller to lawfully conduct and operate the operations of the Division in the manner in which it is presently conducted.

         2.20. Compliance with Law. Seller has not previously failed and is not currently failing to comply with any applicable Laws relating to the operations of the Division or the operation of its assets which failure could materially and adversely impact the operation of the Division by Purchaser or otherwise encumber the Assets.

         2.21. Assets of Business. The Assets constitute all of the assets necessary to carry on the Business as presently conducted by Seller.

         2.22. Environmental Matters. Except as set forth in the Disclosure Schedule, in connection with the operations of the Division:

                  (a) Seller has obtained all permits, licenses and other authorizations, if any, which are required under any Laws relating to pollution or protection of the environment or the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of hazardous substances, oils, pollutants or contaminants of any kind or protection of any endangered or threatened species of fish, wildlife or plants ("Environmental Laws") for the ownership, use and operation of each property owned, used or operated in connection with the operations of the Division at any time, all such permits, licenses and authorizations are in effect, no appeal nor any other action is pending to revoke any such permit, license or authorization, and Seller is in full compliance with all terms and conditions of all such permits, licenses and authorizations.

                  (b) Seller and the property used in connection with the operations of the Division which are part of the Assets are in compliance with all Environmental Laws including, without limitation, all applicable restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (c) Seller has heretofore delivered to Purchaser true and complete copies of all environmental studies, if any, made by or furnished to Seller in the last five (5) years relating to any property or facility owned, operated or leased in connection with the operations of the Division at any time.

                  (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter known to Seller to be existing or pending, or threatened, relating to the operations of the Division, any property or facility owned, operated or leased, or previously owned, operated or leased in connection with the operations of the Division relating in any way to Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (e) Seller has not, and no other person has, released, placed, stored, buried or dumped any hazardous substances, oils, pollutants or contaminants or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property owned, operated or leased in connection with the operations of the Division at any time in violation of any Environmental Law, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of operations of the Division (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Laws and regulations, including without limitation Environmental Laws, and in a manner such that there has been no unlawful release of any such substances into the environment).

                  (f) No release, or cleanup has occurred at any other property owned, used or operated in connection with the operations of the Division at any time which could result in the assertion or creation of a Lien on property by any governmental body or agency with respect thereto, nor has any such assertion of a Lien been made by any governmental body or agency with respect thereto.

                  (g) Seller has not received any notice or order from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for cleanup or paying for the cost of cleanup of any hazardous substances, oils, pollutants or contaminants or any other waste or substance and Seller has not entered into any agreements concerning such cleanup, nor is Seller aware of any facts which might reasonably give rise to such notice, order or agreement.

                  (h) None of the properties owned, leased or operated in connection with the operations of the Division at any time contains any: (a) underground storage tanks; (b) asbestos; (c) equipment using PCBs; (d) underground injection wells; or (e) septic tanks in which process waste water or any hazardous substances, oils, pollutants or contaminants have been disposed.

                  (i) Seller has not entered into any agreement that will require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any environmental liabilities or costs.

                  (j) With regard to the Division and the properties owned, leased or operated in connection with the operations of the Division at any time, there are no past or present (or, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the release or threatened release into the indoor or outdoor environment in connection with the operations of the Division or by a facility used in connection with the operations of the Division, of any hazardous substances, oils, pollutants or contaminants.

         2.23. Brokers. Except as set forth in the Disclosure Schedule, neither Seller nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis for any such fee or commission to be claimed by any person or entity.

         2.24. Transactions with Certain Persons. Except as set forth in the Disclosure Schedule, during the past three (3) years in connection with the operations of the Division, Seller has not directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (i) any shareholder, director or officer of Seller or (ii) any affiliate or associate of Seller or any shareholder, director or officer of Seller (except with respect to compensation in the ordinary course of business for services rendered as a director, officer or employee of Seller). As of the date hereof, Seller owes no amount to, and has no agreement or contract with or commitment to, any of its shareholders, directors, officers, employees or consultants or any affiliate or associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Seller or has the right to borrow from Seller. No part of the property or assets of any shareholder or any direct or indirect subsidiary or affiliate or associate of any shareholder is used by Seller in connection with the operations of the Division.

         2.25. Absence of Certain Business Practices. Neither Seller nor any director, officer, employee or agent of Seller, nor any other person acting on their behalf, has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit of a material nature to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the operations of the Division (or assist Seller in connection with any actual or proposed transaction involving the Division) which
(i) might subject the Division, the Assets or Purchaser to any damage or penalty in any civil, criminal or governmental litigation proceeding; (ii) if not given in the past, might have had a material adverse effect on the Division as reflected in the Historical Financial Statements or the Most Recent Financial Statements described in subsection 2.5; or (iii) if not continued in the future, might adversely affect the Division's assets, business, operations or prospects or which might subject the Division, the Assets or Purchaser to suit or penalty in any private or governmental litigation or proceeding.

         2.26. Customers, etc. Except as set forth in the Disclosure Schedule, the Division has not received any written notice that any customer, distributor, sales representative, supplier or employee of the Division will terminate its relationship with the Division or, as the case may be, decrease its business with the Division, as a result of the transactions contemplated by this Agreement or for any other reason.

         2.27. Powers of Attorney. Except as set forth in the Disclosure Schedule, no person has any power of attorney to act on behalf of the Division which will be binding on Purchaser.

         2.28. Accuracy of Information. No representation or warranty made by Seller in this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to Purchaser, by or on behalf of Seller in connection with any of the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.

                                   ARTICLE 3
                                   ---------
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

         Purchaser represents and warrants to Seller as of the date hereof as follows:

         3.1. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to carry on its business as presently conducted.

         3.2. Authorization. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Prior to the consummation of the transactions contemplated hereby, the Board of Directors of Purchaser will have taken all action required by law, its certificate of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by Purchaser and no other corporate action is necessary for the consummation by Purchaser of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Purchaser enforceable against it in accordance with its terms except for the Standard Enforceability Exceptions.

         3.3. Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

                  (a) violate or be in conflict with any provision of the certificate of incorporation or bylaws of Purchaser; or

                  (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Purchaser is a party, which conflict or default would have a material adverse affect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; or

                  (c) violate any Law of any Authority, which violation would have a material adverse affect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         3.4. Consents and Approvals. Except as set forth in the Purchaser Disclosure Schedule, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents"), any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated herein except where the failure to obtain the same would not have a material adverse effect upon the ability of Purchaser to consummate the transactions contemplated hereby.

         3.5. Litigation. Except as set forth in the Disclosure Schedule, there is no legal, administrative, arbitration or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any Environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or, to the knowledge of Purchaser, threatened or contemplated, whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

         3.6. Accuracy of Information. No representation or warranty made by Purchaser in this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to Seller, by or on behalf of Purchaser in connection with any of the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.

         3.7 Financial Capacity. Purchaser has, and will have at Closing, the liquid funds necessary to complete this transaction without any financing contingency.

                                   ARTICLE 4
                                   ---------
                                    COVENANTS
                                    ---------

         4.1. Seller's Agreements as to Specified Matters. Except in the ordinary course of business and consistent with past practices, and except as may be otherwise agreed in writing by Purchaser, from the date hereof until the Closing, Seller shall not:

                  (a) Incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any claims, obligations, liabilities or loss contingencies which, individually or in the aggregate, are material to the conduct of the operations by Purchaser of the Division or the Assets, or have or would have a material adverse effect on the financial condition of the Division or the condition of the Assets;

                  (b) Permit or allow any of the Assets to be subjected to any Lien which is not released at Closing;

                  (c) Cancel or waive any claims or rights of the Division under Contracts being assigned to Purchaser, or sell, transfer or otherwise dispose of any Assets of the Division, other than for such claims, rights, properties or assets which, individually or in the aggregate, are not material to the Division;

                  (d) License, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right to the use of any Intellectual Property rights of the Division other than such Intellectual Property rights which, individually or in the aggregate, are not material to the Division;

                  (e) (i) Terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any collective bargaining agreement or employment or similar agreement or arrangement with any of the directors, officers or employees of the Division who will become employees of Purchaser; (ii) terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any compensation or employee benefit plan of the Division if such action would affect the obligations of Purchaser upon hiring such employee; (iii) contribute, set aside for contribution or authorize the contribution of any amounts for any such compensation or employee benefit plan except as required (and not discretionary) by the terms of such compensation or employee benefit plan if such action would affect the obligations of Purchaser upon hiring such employee; or (iv) grant or become obligated to grant any general increase in the compensation of any directors, officers or employees of the Division (including without limitation any such increase pursuant to any compensation or employee benefit plan) if such action would affect the obligations of Purchaser upon hiring such employee;

                  (f) Make or enter into any commitment for capital expenditures for additions to property, plant or equipment of the Division which would bind Purchaser upon Closing, except for capital expenditures disclosed on the Disclosure Schedule;

                  (g) Terminate, enter into or amend in any material respect any item identified in subsection 2.15 of the Disclosure Schedule, and or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any of such items (it being understood that entering into new contracts with customers and vendors and terminations and renewals at the end of the term thereof is in the normal course of business and not covered by this prohibition); or

                  (h) Agree, whether in writing or otherwise, to take any action prohibited by this Section 4.1.

         4.2. Conduct of Business. Seller shall maintain the Assets and carry on the operations of the Division only in the ordinary course in substantially the same manner as planned and previously operated. Seller shall use its reasonable commercial efforts to preserve intact the Division's business organization, existing business relationships (including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers), goodwill and going concern value.

         4.3. No Solicitation of Alternate Transaction. Seller shall not, and shall ensure that its directors, officers, employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents shall not, directly or indirectly, solicit, initiate or encourage discussions or negotiations with, provide any nonpublic information to, or enter into any agreement with, any third party concerning any exchange offer, merger, consolidation, sale of substantial assets or a significant amount of assets, sale of securities, liquidation, dissolution or similar transactions (an "Acquisition Agreement") involving the Division, and shall immediately advise the Purchaser of the receipt of any Acquisition Agreement, provided, however, that nothing contained in this Section 4.3 shall prohibit the Board of Directors of the Seller from (i) furnishing information to, or entering into and engaging in discussions or negotiations with, any person that makes a bona fide unsolicited written proposal that the Board of Directors of the Seller determines in good faith can be reasonably expected to result in a Superior Proposal; provided, that prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Seller, (1) provides notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and provides in any such notice to Purchaser in reasonable detail the identity of the person making such proposal and the material terms and conditions of such proposal, (2) provides Purchaser with all information regarding Seller provided or to be provided to such person which Purchaser has not previously been provided, and provided further that the Seller shall keep Purchaser informed, on a prompt basis, of the status and material terms of any such proposal and the status of any such discussions and negotiations, (ii) complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with regard to a tender or exchange offer or making any disclosure required under applicable law;

                  (b) For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party which would result in such party (or in the case of a Purchaser-to-Purchaser merger, its stockholders) acquiring, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, share purchase, asset purchase, recapitalization, liquidation, dissolution, joint venture or similar transaction, substantially all the assets of the Parent and with respect to which the buyer will not make the acquisition unless this Agreement is terminated and the Board of Directors of Parent determines, in its good faith judgment, that financing, to the extent required, is then committed or is reasonably available. Parent may not enter into any agreement with respect to such a Superior Proposal unless Parent and Seller terminate this Agreement pursuant to the termination rights provided in Section 7.1(c) and agree to pay Purchaser the Termination Fee as provided therein.

         4.4. Full Access to Purchaser. Seller shall afford to Purchaser and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents reasonable access to the facilities, properties, books and records of the Division in order that Purchaser may have full opportunity to make such investigations as it shall desire to make of the affairs of the Division; provided, however, that any such investigation shall be conducted at reasonable times agreed upon with Seller in advance, and in such a manner as not to interfere unreasonably with business operations; and Seller shall furnish such additional financial and operating data and other information as Purchaser shall, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants relating to the operations of the Division or the Assets, and, provided, further, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of Seller herein.

         4.5. Confidentiality. Each of the parties hereto agrees that it will not disclose or use, or permit the disclosure or use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein or relating to the Division ("Information") in a manner or for a purpose detrimental to such other party, the operations of the Division or otherwise than in connection with the transaction and the conduct of the operations of the Division in the ordinary course, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first (except for any legally required public disclosure) obtain the recipient's undertaking to comply with the provisions of this subsection with respect to such Information. The term "Information" as used herein shall not include any information relating to a party which the party disclosing such information can show:

                  (a) to have been in its possession prior to its receipt from another party hereto;

                  (b) to be now or to later become generally available to the public through no fault of the disclosing party;

                  (c) to have been available to the public at the time of its receipt by the disclosing party;

                  (d) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or

                  (e) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction.

Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

         4.6. Filings; Consents; Removal of Objections.

                  (a) Subject to the terms and conditions herein provided, the parties hereto shall use their commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their reasonable commercial efforts to that end, including without limitation: (i) the filing with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") all requisite documents and notifications in connection with the transactions contemplated hereby pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR" Act"), and to respond as promptly as practicable to all inquiries from the FTC or the Antitrust Division in connection therewith; (ii) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (iii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

                  (b) Each of the parties acknowledge that as of the date schedule by the parties for Closing or October 31, 2000 (whichever first occurs), Landlord's Consents may not have been obtained from all of the lessors under the Assumed Leases. The failure to obtain the Landlord's Consents with respect to any Assumed Lease prior to, as of the date scheduled by the parties for Closing or after Closing shall not be a default by either party hereunder (nothing in this subparagraph shall be deemed to relieve either of the parties from their obligation to use their commercially reasonable efforts to obtain the Landlord's Consents prior to and after Closing as required in the immediately preceding subparagraph).

                  (c) "Primary Leases" shall mean all office leases of the Division (excluding (i) the office lease in Richardson, Texas and (ii) all leases relating exclusively to storage space). "Secondary Leases" shall mean all of the Assumed Leases other than the Primary Leases. If, as of the date scheduled by the parties for Closing or October 31, 2000 (whichever first occurs), a Landlord's Consent has not been obtained with respect to a Primary Lease: (i) this Agreement may be terminated by either party and the transactions contemplated herein abandoned, but not later than the Closing; or (ii) by mutual consent of Purchaser and Seller the transaction may be closed, in which event any Primary Lease for which a Landlord's Consent has not been obtained shall become and for all purposes hereunder deemed a Secondary Lease.

                  (d) With respect to Secondary Leases for which Landlord's Consents have not been obtained as of the Closing, the parties shall, for at least 60 days after Closing, continue to use their commercially reasonable efforts to obtain a Landlord's Consent. If after 60 days a Landlord's Consent has not been obtained with respect to any Secondary Lease: (i) both parties shall be relieved of any obligation to continue using commercially reasonable efforts to obtain the Landlord's Consent; and (ii) if, as of that date, a default has been or is thereafter declared by the lessor under any Secondary Lease as a result of the failure to obtain a Landlord's Consent prior to or after Closing, Purchaser shall thereafter indemnify and hold harmless Seller from and against any and all damages, costs and attorney's fees required to be paid to the landlord as a result of the default, and Seller shall be relieved of and released from any other liability or obligation to Purchaser with respect to that Secondary Lease.

                  (e) Each of the parties acknowledges that approximately 14,500 square feet of the premises covered by the Columbus, Ohio Assumed Lease has been subleased to Sheakley Uniservice, Inc. pursuant to a sublease ( as such sublease shall be modified as described herein, the "Modified Sublease") originally dated July 5, 2000 a copy of which has been furnished to Purchaser by Seller. Prior to Closing, Seller shall, at its expense, partition off such sublet space from the space occupied by the Division, provide such sublet space with a separate entrance and access to common lavatories. At Closing, Purchaser shall assume all obligations of Seller under and pursuant to the Modified Sublease.

                  (f) Seller shall use commercially reasonable efforts to obtain and provide to Purchaser estoppel certificates from the landlords under the Assumed Leases in form and substance reasonably satisfactory to Purchaser, specifying that Seller is not in default under any such leases and specifying Seller's rental obligations under such leases. Seller's failure to obtain any estoppel certificate from any such landlord shall not constitute a breach or default by Seller under this Agreement, nor shall such failure give Purchaser any right to delay Closing hereunder nor shall such failure give any right to terminate this Agreement or abandon the transaction contemplated herein.

         4.7. Execution of Ancillary Agreements; Further Assurances;
Notification.

                  (a) Each party hereto shall, at the Closing, and subject to the satisfaction or waiver of the respective conditions to such respective parties' obligations hereunder, execute and deliver to the other parties hereto, or shall cause their respective affiliates to execute and deliver to the other parties hereto, the respective documents referred to in Sections 5 and 6 hereof.

                  (b) Each party hereto shall, before, at and after Closing, execute and deliver such further instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

                  (c) At all times from the date hereof until the Closing, each party shall promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5 and
         Article 6 hereof.

         4.8. Supplements to Disclosure Schedule. Not later than five (5) business days prior to the Closing, Seller will supplement or amend the Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation or warranty of Seller which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of Seller contained in Article 2 hereof in order to determine the fulfillment of the conditions set forth in Section 5.1, the Disclosure Schedule shall be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule as of the date of this Agreement. However, if Seller supplements or amends the Disclosure Schedule pursuant to this section and Purchaser does not assert a condition which would otherwise give it a right not to close as a result of the change in the Disclosure Schedule, then the changed Disclosure Schedule shall be deemed the final Disclosure Schedule for purposes of determining Seller's indemnity obligations under Article VIII.

         4.9. Public Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable Law or the rules of the New York Stock Exchange so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the wording of any such announcement.

         4.10. Transactional Tax Undertakings.

                  (a) The parties hereto shall cooperate to make any necessary filings with federal, state and local taxing authorities and to furnish any required supplemental information to any foreign, federal, state and local governmental or taxing authorities resulting from the consummation of the transactions contemplated herein.

                  (b) In the event that any sales, transfer or use tax, or any tax in the nature of a sales, transfer or use tax, or any other transactional tax is payable or assessed relative to the transactions contemplated herein, Purchaser shall pay all such taxes and shall not collect any part thereof from Seller.

         4.11. Bulk Transfers. The parties agree not to comply with the bulk transfer provisions of any jurisdiction in which any of the Assets are located. Purchaser will have no liability or obligation to Seller's creditors or to others, growing out of or arising from the consummation of the transactions contemplated by this Agreement.

         4.12. Employee Matters.

                  (a) Employees. As soon as is practicable after the date hereof, Seller shall provide Purchaser with Schedule 4.12, which shall be a complete list of all employees currently employed in the Division including such employees' job titles, rates of pay and years of service. Seller hereby authorizes Purchaser to enter into discussions with any of such employees concerning the future employment of such individual by Purchaser; provided, however, that (i) such discussions shall not be commenced prior to the giving of notice by Seller to the employees of Seller of the transactions contemplated by this Agreement; and (ii) all such discussions shall be conducted in such a manner as not to interfere unreasonably with the business operations of the Division. It is expressly agreed that Purchaser shall offer employment to all of the employees of Seller, employed in the Division, excluding up to a maximum of 25 employees of the Division to be identified by Purchaser no later than 5 business days prior to the Closing Date. Seller shall be responsible for making any required payment of severance compensation (required by agreement with Seller or Parent or by law) to any current employee of Seller (1) who is not offered employment by Purchaser as permitted above; (2) who refuses to accept any such offer of employment by Purchaser; (3) who is a Joplin Employee who as of the Closing was processing claims for small group and is terminated by Purchaser on or before December 31, 2000 as identified on Schedule 4.12(a); (4) who is employed in the Columbus facility in the area of "provider plan building and loading for the Small Group business" (which employees located in the Columbus facility are identified as plan specialists on Schedule 4.12(a)) and who is terminated by Purchaser on or before December 31, 2000; or (5) certain employees located in Columbus, Ohio performing Unemployment Comp data input services for Sheakley UniService as identified on Schedule 4.12(a).

                  (b) Retention of Employees. Seller shall not, for a period of three (3) years after the Closing Date, take any action, other than with the written consent of Purchaser, to induce or hire any employee who accepts an offer pursuant to subsection (i) above, while still employed by Purchaser or any affiliate of Purchaser, to enter into the employ of Seller or any affiliate of Seller.

                  (c) No Assumption of Collective Bargaining Agreements or Employee Benefit Plans. Purchaser shall not be obligated under, and hereby specifically disclaims any assumption or liability with respect to, any collective bargaining agreement or employee benefit plan to which Seller is a party or under which any of Seller's employees is covered.

         4.13. Competitive Activities. Seller and Parent agree that, for a period equal to the term of three (3) years after the Closing Date they will not, directly or indirectly, engage in any commercial activity in any state where the Division is conducting business as of the Closing that is competitive with the Business nor will Seller or Parent participate in the management or operation of, or become an investor in (other than with respect to ownership of less than five (5) percent of any entity required to file reports pursuant to the Exchange Act ), any venture or enterprise of whatever kind, the principal business of which is competitive with the Business.

         4.14. Additional Post-Closing Obligations of Seller. Effective as of the Closing, Seller appoints Purchaser, its successor and assigns, the true and lawful attorney or attorneys of Seller, with full power of substitution, in the name of Seller but on behalf and for the benefit of and at the expense of
Purchaser: (i) to collect in the name of Seller for the account of Purchaser all Receivables and other items to be sold and transferred to Purchaser as provided herein; (ii) to institute and prosecute, in the name of Seller or otherwise, all proceedings which Purchaser may deem necessary or desirable in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (iii) to defend and compromise any and all actions, suits or proceedings in respect of the Assets to the extent liability therefor has been assumed by Purchaser hereunder; and (iv) to do all such acts and things in relation to the foregoing as is reasonably necessary to exercise such powers, as Purchaser may deem advisable. The foregoing power is coupled with an interest and will be irrevocable by Seller or by its dissolution in any manner or for any reason. Except as contemplated by subsection 1.7(b)(iii), Purchaser will retain for its own account any amounts collected pursuant to the foregoing power, including any sums payable as interest in respect thereof, and Seller will pay to Purchaser, when received, any amounts which will be received by Seller in respect of any receivables or other assets or properties related to the Assets.

         4.15. Litigation Cooperation. After the Closing, upon the reasonable request of Seller from time to time, Purchaser shall make its employees and records available to support Seller's management of retained litigation relating to the Division. Employees will be made available without charge to Seller. Seller shall reimburse Purchaser for out-of-pocket expenses, such as travel costs and copying.

         4.16. Bonds and Letters of Credit. Prior to Closing, Purchaser will replace any bonds or letters of credit which relate to Administrative Contracts included in the Assets and will make arrangements with the customers thereunder to return Seller's bonds and/or letters of credit.

         4.17. Monthly Financial Statements.

Seller shall furnish Purchaser (at the times indicated below) a balance sheet and income statement for the Division, prepared in a manner and format substantially similar to the Most Recent Financial Statements for each of the following monthly periods: (i) for the month ended July 31, 2000, within 10 days hereafter; and (ii) for each month thereafter, within 15 days after such month-end.

         4.18. COBRA. The Seller is responsible for providing group health plan continuation coverage under its group medical plans to the extent required by and otherwise in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and any applicable regulations ("Seller COBRA Coverage") with respect to each current or former employee of the Seller or any Affiliated Organization and each other individual who is a "qualified beneficiary" with respect to such current or former employee, and will indemnify, defend and hold harmless the Purchaser and its affiliates from and against any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee or other individual arising in connection with such Seller COBRA Coverage. The Purchaser is solely responsible for, and the Seller has no responsibility for, providing group health plan continuation coverage under the Purchaser's group medical plans to the extent required by and otherwise in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and any applicable regulations ("Purchaser COBRA Coverage") with respect to employees of the Division who become employees of the Purchaser and covered under the Purchaser's group medical plan(s) and each other individual who is a "qualified beneficiary" with respect to such employees and who becomes covered under the Purchaser's group medical plan(s).

         4.19. FICA. The Seller agrees that it will not take or perform any action which would prevent the Purchaser from qualifying as a successor employer solely for wage limitation purposes for FICA, FUTA and state unemployment taxes payable with respect to the Affected Employees. In addition, the Seller shall provide any and all reasonable information requested by the Purchaser concerning the year to date wages paid by the Seller to Affected Employees so that the Purchaser will be able to timely process and remit payroll taxes, as appropriate, with the first payroll tax filing after the Closing Date.

                                   ARTICLE 5
                                   ---------
                     CONDITIONS TO OBLIGATIONS OF PURCHASER
                     --------------------------------------

         Notwithstanding any other provision of this Agreement to the contrary, the obligation of Purchaser to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         5.1. Representations and Warranties True. The representations and warranties of Seller contained in this Agreement, including without limitation in the Disclosure Schedule initially delivered to Purchaser pursuant to Article 2 (before any changes or additions delivered to Purchaser pursuant to Section 4.8), shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

         5.2. Performance. Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

         5.3. Required Approvals and Consents.

                  (a) All action required by law and otherwise to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Seller shall have been duly and validly taken.

                  (b) Except for Landlord's Consents (which are addressed elsewhere in this Agreement), all Required Consents set forth on the Disclosure Schedule shall have been delivered, made or obtained in form and substance satisfactory to Purchaser, and Purchaser shall have received copies thereof.

                  (c) Purchaser shall have obtained all Governmental Authorizations necessary to operate the Business.

         5.4. Adverse Changes. No material adverse change, whether or not covered by insurance, shall have occurred in the operations of the Division or the Assets since the date hereof.

         5.5. No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which, if successfully asserted, could reasonably be expected to, individually or in the aggregate, otherwise have a material adverse effect on the conduct of the operations of the Division or the Assets following the Closing Date.

         5.6. Due Diligence. Purchaser shall have received all information requested by it pursuant to Section 4.4 and Purchaser's due diligence investigation shall not have revealed any material adverse facts as to the operations of the Division, the Assets or the transactions contemplated herein; provided that this condition precedent shall be deemed satisfied unless Purchaser shall have notified Seller of any such material adverse facts on or prior to September 8, 2000.

         5.7. Environmental Audit. Purchaser shall have received an environmental audit, in scope reasonably satisfactory to Purchaser, of the Columbus, Ohio facility, which audit shall not have revealed any contamination or pollution or other environmental or regulatory problems or violations of any Laws. For purposes of the foregoing environmental audit, Purchaser and its representatives may make inquiry of all sources, public and private, they deem necessary to conduct the audit; and Seller and Parent shall cooperate with Purchaser and its representatives in the audit. The results or disclosures made during the course of such audit shall not relieve Seller or Parent from their obligations under Section 2.22 or Article 8.

         5.8. Documentation for Conveyance of the Assets. Purchaser shall have received, in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, all of the bills of sale, deeds, assignments and other conveyance and transfer documentation reasonably required to transfer to Purchaser valid legal title to the Assets.

         5.9. Data Center Agreement. Seller shall have executed and delivered to Purchaser the Data Center Agreement, containing such terms and conditions as are mutually agreeable to the parties thereto (the "Data Center Agreement".

         5.10. Services Support Agreement. Seller shall have executed and delivered to Purchaser the Services Support Agreement, containing such terms and conditions as are mutually agreeable to the parties thereto (the "Services Support Agreement".

         5.11. Richardson Sublease. Seller shall have entered into a sublease through December 31, 2000 with Purchaser of a portion of the Richardson, Texas office of the Division, on terms mutually agreeable to Seller and Purchaser.

         5.12. HSR Filings. The parties hereto shall have made all required filings under, and there shall be no remaining impediments to the closing hereunder, relative to the HSR Act.

         5.13. Key Employees. Ned Lucco, Jeff Mills, Bob Walters, Bob Hosty, Lisa Schneider and Anne Marie McCarthy shall have either accepted, or indicated to Purchaser they will accept employment with Purchaser immediately following the consummation of the transactions contemplated by this Agreement.

         5.14. Opinion of Seller's Counsel. Purchaser shall have received an opinion of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A, counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser.

         5.15. Certificates. Seller shall have furnished Purchaser with the following certificates:

                  (a) Good Standing Certificates. Certificates, executed by the proper official of each jurisdiction, as to the good standing and qualification to do business of Seller in each jurisdiction in which the Division requires Seller to be qualified to do business;

                  (b) Secretary's Certificate. A certificate from the Secretary of Seller confirming the existence, incorporation and good standing of Seller on the Closing Date, and attaching copies of the certificate or articles of incorporation and bylaws, and resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Seller;

                  (c) Incumbency Certificate. A certificate of the Secretary of Seller certifying the incumbency of officers of Seller and their genuine signatures, with a cross certification of such Secretary's incumbency and genuine signature; and

                  (d) Officer's Certificates. A certificate of the officers of Seller confirming that the representations and warranties set forth in
         Article 2 hereof are true and correct in all respects as of the Closing Date with the same force and effect as if they had been made thereon except for changes contemplated or permitted by this Agreement.

                                   ARTICLE 6
                                   ---------
                       CONDITIONS TO SELLER'S OBLIGATIONS
                       ----------------------------------

         Notwithstanding anything in this Agreement to the contrary, the obligation of Seller to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         6.1. Representations and Warranties True. The representations and warranties of Purchaser contained in this Agreement shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

         6.2. Performance. Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

         6.3. Corporate Approvals. All action required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

         6.4. No Proceeding or Litigation. No order in any suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been entered which invalidates or makes illegal the transactions contemplated hereby, and no Proceeding shall have been instituted which can reasonably be expected to, individually or in the aggregate, otherwise have a material adverse effect on the conduct of the operations of the Division or the Assets following the Closing Date.

         6.5. HSR Filings. The parties hereto shall have made all required filings under, and there shall be no remaining impediments to the closing hereunder, relative to the HSR Act.

         6.6. Documentation for Assumption of Assumed Liabilities. Purchaser shall have executed and delivered to Seller the Liabilities Undertaking.

         6.7. Certificates. Purchaser shall have furnished Seller with the following certificates:

                  (a) Secretary's Certificate. A certificate from the Secretary of Purchaser confirming the existence, incorporation and good standing of Purchaser on the Closing Date, and attaching copies of its certificate of incorporation and bylaws, and resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of Purchaser;

                  (b) Incumbency Certificate. A certificate of the Secretary of Purchaser certifying the incumbency of officers of Purchaser and their genuine signatures, with a cross certification of such Secretary's incumbency and genuine signature; and

                  (c) Officer's Certificate. A certificate of an officer of Purchaser confirming that the representations and warranties set forth in Article 3 hereof are true and correct in all respects as of the Closing Date with the same force and effect as if they had been made thereon, except for changes contemplated or permitted by this Agreement.

         6.8. Opinion of Purchaser's Counsel. Purchaser shall have received an opinion of Oppenheimer Wolff & Donnelly LLP, counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Seller.

         6.9. Required Approvals and Consents.

                  (a) All action required by law and otherwise to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Purchaser shall have been duly and validly taken.

                  (b) All Required Consents listed on Exhibit 6.9(b) shall have been delivered, made or obtained in form and substance satisfactory to Seller, and Seller shall have received copies thereof.

                  (c) Seller shall have obtained all Governmental Authorizations necessary to transfer the Business.

         6.10. Data Center Agreement. Purchaser shall have executed and delivered to Seller the Data Center Agreement, containing such terms and conditions as are mutually agreeable to the parties thereto.

         6.11. Services Support Agreement. Purchaser shall have executed and delivered to Seller the Services Support Agreement, containing such terms and conditions as are mutually agreeable to the parties thereto.

         6.12. HSR Filings. The parties hereto shall have made all required filings under, and there shall be no remaining impediments to the closing hereunder, relative to the HSR Act.

         6.13. Contract with NPPN. Purchaser and National Preferred Provider Network, Inc., a subsidiary of Parent, shall have entered into a mutually agreeable network access agreement.

         6.14. Bonds and Letters of Credit. Seller shall have received all bonds and letters of credit or other security posted by it under any Administrative Agreements being assigned to Purchaser as a part of the Assets.

                                   ARTICLE 7
                                   ---------
                           TERMINATION AND ABANDONMENT
                           ---------------------------

         7.1. Methods of Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time, but not later than the Closing:

                  (a) By mutual written consent of Purchaser and Seller; or

                  (b) By any party if the Closing shall not have occurred on or before 5:00 p.m. (Minneapolis time) on October 31, 2000 or any event occurs which makes it not reasonably likely that a condition to such party's closing will not be true at Closing, provided that the party so terminating did not willfully cause the event giving rise to the termination right.

                  (c) By Seller, if Seller's Board elects to enter into a contract with respect to a Superior Proposal provided that Seller agrees to pay to Purchaser a termination fee of $1,000,000.00 (US) (the "Termination Fee") upon Closing of the transaction related to such Superior Proposal.

         7.2. Procedure Upon Termination. In the event of termination and abandonment pursuant to subsection (a), written notice thereof shall forthwith be given to the other party or parties, and the provisions of this Agreement shall terminate, and the transactions contemplated herein shall be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein:

                  (a) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same;

                  (b) the confidentiality obligations of Section 4.5 shall continue to be applicable;

                  (c) the provisions of Section 9.1 shall continue to be applicable; and

                  (d) except as provided in Section 7.1 (c), no party shall have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.

                                   ARTICLE 8
                                   ---------
                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

         8.1. Survival of Representations, Warranties and Covenants; Investigation. All representations and warranties of the parties contained in this Agreement shall survive the Closing Date for a period ending on the second anniversary date of this Agreement, except that: (i) the representations and warranties set forth in Sections 2.2, 2.3, 2.8(a), 3.1 and 3.2 shall survive forever; (ii) the representations and warranties set forth in Sections 2.12 and 2.13, shall survive until the later of the applicable statute of limitations plus ninety (90) days or the final resolution of all issues arising under Sections 2.12, and 2.13; and (iii) the representations and warranties set forth in Section 2.22 shall survive for a period ending on the tenth anniversary of the Closing Date. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for a period of two (2) years following the expiration of such specified term and shall thereupon expire. The respective expiration dates for the survival of the representations and warranties and the covenants shall be referred to herein as the relevant "Expiration Date." The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will extinguish the right to indemnification or any other remedy based on such representations, warranties, covenants, and obligations unless otherwise agreed at the Closing. No claim, whether for indemnity or otherwise, may be made based upon representation or warranty or covenant after the Expiration Date of such representation, warranty or covenant, provided that any claim pending at the Expiration Date for which a written notice has been given to Seller]shall not be extinguished but shall be resolved through such legal proceeding unless otherwise settled.

         8.2. Seller's and Parent's Indemnification of Purchaser. After the Closing Date, Seller and Parent shall, jointly and severally, indemnify and hold harmless Purchaser, and each of Purchaser's officers, directors and employees and Purchaser's affiliates from and against any damage, liability, Taxes, loss or expense (including, but not limited to, interest, penalties, reasonable attorneys' fees and other costs and expenses incident to, and amounts paid or required to be paid in settlement of, any claim, suit, action or proceeding) and against all claims in respect thereof (including, without limitation, costs of investigation) involving a third-party claim (a "Loss") sustained, incurred, paid or required to be paid by Purchaser or Purchaser's officers, directors, employees or affiliates which arises directly or indirectly out of (i) any untrue representation of, or breach of warranty by, Seller or Parent in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of any of them pursuant to this Agreement, notice of which is given to Seller or Parent prior to the relevant Expiration Date; (ii) any nonfulfillment of any covenant, agreement or undertaking of Seller or Parent in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of any of them pursuant to this Agreement, notice of which is given to Seller or Parent prior to the relevant Expiration Date; (iii) any failure by Seller or Parent to comply with the provisions of any applicable bulk sales laws or similar requirements of any jurisdiction; or (iv) any of the Excluded Liabilities or any of the Excluded Assets. Seller and Parent acknowledge that if a representation or warranty or covenant that is qualified by materiality is breached after giving effect to such materiality qualification then the loss incurred by Purchaser resulting from such breach shall include all loss resulting from a breach of such representation or warranty or covenant and not solely the portion of such loss in excess of such materiality qualifier.

         8.3. Purchaser's Indemnification of Seller and Parent. After the Closing Date, Purchaser shall indemnify and hold harmless Seller and Parent from and against any Loss sustained, incurred, paid or required to be paid by Seller or Parent or their affiliates which arises out of (i) any untrue representation of, or breach of warranty by, Purchaser in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of Purchaser pursuant to this Agreement, notice of which is given to Seller or Parent prior to the relevant Expiration Date; (ii) any nonfulfillment of any covenant, agreement or undertaking of Purchaser in any part of this Agreement or in any of the documents or agreements required to be executed and delivered by or on behalf of Purchaser pursuant to this Agreement, notice of which is given to Seller prior to the relevant Expiration Date; or (iii) any failure to pay the Assumed Liabilities.

         8.4. Minimum Threshold for Indemnification Maximum Amount of Indemnification. In the event of any claim for indemnity under this Article 8, the indemnified party under such claim shall not be entitled to indemnification therefor unless such indemnified party has sustained Losses in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate, in which event the indemnified party shall be entitled to indemnification for the full amount of all Losses suffered or incurred including such Two Hundred Fifty Thousand Dollars ($250,000.00) of Losses; provided that in no event shall Seller be required to make indemnity payments hereunder or be liable for damages in connection with the transactions contemplated hereby in excess of Fifteen Million Dollars ($15,000,000.00) in the aggregate for all such claims. The foregoing limitations shall not apply to the payment of the Purchase Price referred to in Article 1.

         8.5. Claims for Indemnification.

                  (a) General. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim shall arise for indemnification hereunder the Indemnified Party shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby.

                  (b) Claims by Third Parties. With respect to claims made by third parties, the Indemnifying Party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, that:

                           (i) the Indemnified Party shall be entitled to
                  participate in the defense of such claim at its own expense and to employ counsel at its own expense to assist in the handling of such claim;

                           (ii) no Indemnifying Party shall consent to the entry
                  of any judgment or enter into any settlement that (x) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim, or (y) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

                           (iii) if the Indemnifying Party does not assume
                  control of the defense of such claim in accordance with the foregoing provisions within the earlier of five days prior to the time for response set in any legal proceeding or thirty
                  (30) days after receipt of notice of the claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Article 8; provided that the Indemnified Party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

         8.6. Indemnification Remedy Exclusive. After Closing, the indemnification remedies provided in this Article 8 shall be the sole remedies for breach of, or any other matter arising out of, this Agreement or the transactions contemplated hereby (other than intentional fraud);

provided however, that notwithstanding the foregoing, Purchaser may seek specific performance of the obligations of Seller hereunder.

                                   ARTICLE 9
                                   ---------
                            MISCELLANEOUS PROVISIONS.
                            -------------------------

         9.1. Expenses. Except as otherwise provided in this Agreement, Purchaser shall bear its, and Seller shall bear its, costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein are consummated. Purchaser shall pay the fee associated with making a filing under the HSR Act and Seller shall reimburse Purchaser one half of the amount of such fee upon request of Purchaser.

         9.2. Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

         9.3. Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

         9.4. No Third Party Beneficiaries. Nothing in this Agreement shall entitle any person or entity (other than a party hereto and its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

         9.5. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective:

                  (a) on the date of delivery, if delivered personally;

                  (b) on the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or

                  (c) on the date such transmission is made and confirmation of receipt obtained, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

                  If to Purchaser:

                           To:              Trewit, Inc.
                                            708 East Lake Street
                                            Wayzata, MN  55391
                                            Attention:  Mr. William E. Sagan
                                            Telephone:  952-745-4880
                                            Telecopier: 952-745-4875

                                            With a copy to:
                                            Steven A. Wellvang, Esq.
                                            Oppenheimer Wolff & Donnelly LLP
                                            Plaza VII Building, Suite 3300
                                            45 South Seventh Street
                                            Minneapolis, MN  55402-1609
                                            Telephone:  (612) 607-7200
                                            Telecopier: (612) 607-7100

                  If to Seller or Parent:

                           To:              HealthPlan Services Corporation
                                            3501 Frontage Road
                                            Tampa, FL   33607
                                            Attention:  Phillip S. Dingle,
                                                        President
                                            Telephone:  (813) 289-1000
                                            Telecopier:  (813) 282-0490

                           With a copy to:

                                            Fowler, White, Gillen, Boggs,
                                            Villareal and Banker, P.A.
                                            501 East Kennedy Blvd., Suite 1700
                                            Tampa, FL  33602
                                            Attention:  David C. Shobe, Esq.
                                            Telephone:  (813) 222-1123
                                            Telecopier:  (813) 228-9401

or to such other person or address as Purchaser of Seller shall furnish to the other parties hereto in writing in accordance with this Section 9.5.

         9.6. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided that Purchaser and Seller may assign its rights hereunder to a wholly owned subsidiary or other affiliated entity under common control with the assigning party, so long as the assigning party remains primarily liable for the performance of such Assignee and the payment of all sums due hereunder.

         9.7. Governing Law; Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Florida (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Florida or the United States of America located in the State of Florida for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby or relating to the other agreements referred to herein, and agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by United States registered or certified mail shall be effective service of process for any action, suit or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or the agreements referred to herein, in the courts of the State of Florida or the United States of America located in the State of Florida, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         9.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.9. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.10. Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         9.11. Entire Agreement. The exhibits and other writings incorporated in this Agreement or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or the "Agreement". However, if there is a conflict between the terms, conditions, representations, warranties and covenants contained in this Agreement and the Disclosure Schedule or any exhibit or other writing referred to in this Agreement, then the provisions in this Agreement shall control. There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement, including without limitation the letter of intent dated July 6, 2000.

         9.12. Injunctive Relief and Specific Performance. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate Purchaser for any breach of Sellers covenants and agreements contained in Sections 4.3 and 4.13. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, Purchaser shall be entitled to injunctive relief against the threatened breach of this Agreement or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms of this Agreement.

         9.13. "To the Knowledge Of". To the extent related to the representations and warranties made by Seller or Parent herein, the phrases "to the knowledge of," "to the best knowledge of" and "known to" or any similar phrase shall mean the actual knowledge of Ned Lucco, Phillip Dingle, Jeff Mills, Sheila Cohen, Jeff Markle and all other Vice Presidents, Senior Vice Presidents or Executive Vice Presidents for Seller or Parent having any responsibility for the business or operation of the Division.


                        ****Signature page to follow****

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   TREWIT INC.


                                   By: /s/ William E. Sagan
                                      ------------------------------------------
                                   Its: CEO
                                       -----------------------------------------


                                   HEALTHPLAN SERVICES, INC.


                                   By: /s/ Phillip S. Dingle
                                      ------------------------------------------
                                   Its: President & Chief Operating Officer
                                       -----------------------------------------

                                   MONTGOMERY MANAGEMENT
                                   CORPORATION


                                   By: /s/ Phillip S. Dingle
                                      ------------------------------------------
                                   Its: Treasurer and Secretary
                                       -----------------------------------------


                                   HEALTHPLAN SERVICES CORPORATION


                                   By: /s/ Phillip S. Dingle
                                      ------------------------------------------
                                   Its: President and Chief Operating Officer
                                       -----------------------------------------

EXHIBITS
Prepaid Charges, Fees and Expenses Credit Balances and Deposits                                       Exhibit 1.1(a)
Administration Contracts                                                                              Exhibit 1.1(c)(i)
Provider Network Access Agreements                                                                    Exhibit 1.1(c)(ii)
Pharmacy Benefit Management Agreements                                                                Exhibit 1.1(c)(iii)
Utilization Review and Case Management Services Agreements                                            Exhibit 1.1(c)(iv)
Administration of Subrogation Claims Agreements                                                       Exhibit 1.1(c)(v)
Data Entry and Imaging Services Agreements                                                            Exhibit 1.1(c)(vi)
Check and Explanation of Benefits Printing Agreements                                                 Exhibit 1.1(c)(vii)
Other Contracts, Leases, Capital Leases, Agreements, Unfilled
  Customer Purchase or Sales Orders, Licenses, Permits and Other
  Governmental Authorizations or Approvals                                                            Exhibit 1.1(c)(viii)
Shared Contracts                                                                                      Exhibit 1.1(c)(ix)
Carrier and Reinsurance Relationships of Montgomery                                                   Exhibit 1.1(c)(x)
Business and Trade Names, Service Names, Corporate Names,
Brand Names, Logos and Slogans                                                                        Exhibit 1.1(d)(i)
Copyrights and Trademarks, Registrations and Applications
  Used Exclusively in Division                                                                        Exhibit 1.1(d)(ii)
Rights and Interests in and to Software (including modification enhancements and custom programming) used exclusively
  in Division                                                                                         Exhibit 1.1(d)(iii)
Internally Developed Software                                                                         Exhibit 1.1(d)(iv)
List of offices where all assets located therein
  are exclusively used by the Division                                                                Exhibit 1.1(e)(1)
Assets of Seller located at 3501 Frontage Road in
  Tampa, Florida which are assets of the Division                                                     Exhibit 1.1(e)(2)
Real Property Leased                                                                                  Exhibit 1.1(f)
Excluded Assets                                                                                       Exhibit 1.2(c)
Estimated Closing Balance Sheet of Division                                                           Exhibit 1.4
Form of Escrow Agreement                                                                              Exhibit 1.6(b)
Aging Schedule of the Receivables                                                                     Exhibit 2.9(a)(iv)
Consents which must be obtained in order to Close                                                     Exhibit 5.3(b)
Required Consents                                                                                     Exhibit 6.9(b)

Disclosure Schedules
--------------------
List of jurisdictions in which Seller is qualified or
licensed to do business as a foreign corporation in
good standing                                                                                         Schedule 2.1
Exception to Non-Contravention Items                                                                  Schedule 2.3
Required Consents and Approvals                                                                       Schedule 2.4
Historical Financial Statements                                                                       Schedule 2.5(i)
Unaudited balance sheet and statement of income
of the Division as of and for the six-month period
ended June 30, 2000                                                                                   Schedule 2.5(ii)
Absence of Certain Changes since June 30, 2000                                                        Schedule 2.7

Exceptions to title to Assets                                                                         Schedule 2.8(a)
Exceptions to operating condition of real property
and conformance to certain laws                                                                       Schedule 2.8(b)
Exceptions to operating condition of machinery,
equipment and vehicles                                                                                Schedule 2.8(c)
Exceptions to title to Trade Accounts Receivable and
Notes Receivable, including designated rights used in
the Division not included in the Assets to be transferred                                             Schedule 2.9
List of all Intellectual Property rights used in the
division with exceptions to title to Intellectual Property
rights included in the Assets                                                                         Schedule 2.10
Existing litigation and claims                                                                        Schedule 2.11
List of all employee benefit plans and all employee
welfare benefit plans which cover employees of
the Division                                                                                          Schedule 2.13(a)
Employee pension benefit plans covering employees
of the Division                                                                                       Schedule 2.13(b)
Death, health or medical benefits provided to
employees of the Division                                                                             Schedule 2.13(d)
Severance pay, unemployment compensation or any
similar or other payment; or acceleration of time of
payment or vesting related to employees of the Division                                               Schedule 2.13(e)
Division bank accounts                                                                                Schedules 2.14(a)
                                                                                                      and 2.14(b)
Persons holding powers of attorney from the Division                                                  Schedule 2.14(c)
Contracts.  (See Agreement for items which must
be disclosed.)                                                                                        Schedule 2.15(a)(i)
Remuneration in excess of $75,000                                                                     Schedule 2.15(a)(ii)
Exceptions to contracts being valid and enforceable
by Seller, and breaches by Seller                                                                     Schedule 2.15(b)
All third-party administration clients and any non-
compliance or defaults by Seller under such third-
party administration contracts, if any                                                                Schedule 2.15(c)
Commitments made outside of ordinary course of business                                               Schedule 2.16
Non-compliance regarding labor matters (see Agreement for
specific items):  (i) Severance Policy                                                                Schedule 2.17
Known material adverse changes in relationships with
dealers, distributors or suppliers to the Division                                                    Schedule 2.18
Governmental authorizations required for operation
of the Division (see Agreement for exceptions which
must be noted)                                                                                        Schedule 2.19
Exceptions to Environmental Representations                                                           Schedule 2.22
Brokers, finders or financial advisors                                                                Schedule 2.23
Transactions with Affiliates                                                                          Schedule 2.24
Customers, distributors, sales rep's suppliers or
employees who have given notice that they intend to

terminate relationship with the Division as a result
of the transactions contemplated by the Agreement                                                     Schedule 2.26
See Schedule 2.14(c)                                                                                  Schedule 2.27
Capital expenditures, commitments or liabilities
which will bind the Purchaser                                                                         Schedule 4.1(f)
Complete list of all current employees, including
job titles, rates of pay and years of service                                                         Schedule 4.12
Columbus Facility Employees                                                                           Schedule 4.12(a)

[AS REQUIRED BY APPLICABLE LAW, THE COMPANY WILL FURNISH SUPPLEMENTALLY ANY OMITTED EXHIBIT OR SCHEDULE UPON REQUEST]

                                  AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment"), is made effective as of October 25, 2000 by and between HealthPlan Services, Inc., a Florida corporation ("HPSI"), Montgomery Management Corporation, a Pennsylvania corporation ("Montgomery" and, together with HPSI, herein collectively called "Seller"), HealthPlan Services Corporation, a Delaware corporation ("Parent"), Trewit Inc., a Delaware corporation ("Trewit") and Harrington Benefit Services, Inc., a Delaware corporation and a wholly-owned subsidiary of Trewit ("HBS" and together with Trewit, collectively called "Purchaser").

                                    RECITALS
                                    --------

         A. Purchaser, Seller and Parent have entered into an Asset Purchase Agreement dated as of August 28, 2000 (the "Agreement"). Capitalized terms used and not otherwise defined herein will have the meaning given in the Agreement.

         B. Purchaser, Seller and Parent desire to amend the Agreement as specifically set forth in this Amendment.

         NOW, THEREFORE, the Agreement is hereby amended as follows:

         1. Removal of Montgomery Management Corporation from Agreement. The parties to the Agreement have agreed that Montgomery will not be sold to Purchaser as is currently contemplated by the Agreement. Accordingly, all references in the Agreement to "Montgomery," and to the assets or liabilities of Montgomery (including references in any Exhibit or Schedule), are hereby deleted, the intent of the parties being to remove and exclude Montgomery and it assets and liabilities from the Agreement.

         2. Estimated Balance Sheet. Section 1.4 of the Agreement is hereby deleted in its entirety and in its place is substituted the following:

         "The parties agree that the estimated pro forma balance sheet of the Division as of the Closing Date is attached hereto as Exhibit 1.4. This balance sheet shall be deemed the "Estimated Closing Balance Sheet" and the "Final Closing Balance Sheet" as those terms are used elsewhere in this Agreement. Purchaser agrees that the "accrued wages" as set forth on Exhibit 1.4 will be paid by wire transfer no later than noon (Eastern time) on October 31, 2000."

         3. Estimated Purchase Price. Section 1.5 of the Agreement is hereby amended in its entirety to read as follows:

                  "(a) Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties and covenants of Seller herein contained, and in consideration of the sale, conveyance, transfer and delivery of the Assets provided for in this Agreement, Purchaser agrees to pay to Seller at the

         Closing an aggregate purchase price of Twelve Million Forty-Eight Thousand Four Hundred Eighteen Dollars ($12,048,418).

                  (b) The amount determined in accordance with the provisions of this Section 1.5 is hereinafter referred to as the "Estimated Purchase Price". The Estimated Purchase Price shall be the final purchase price payable by Purchaser to Seller for the Division, subject only to the adjustments, if any, to be made on the Receivables Determination Date contemplated by Section 1.7 as amended by Section 4 below."

         4. Adjustment of Estimated Purchase Price. Section 1.7 of the Agreement (including subparagraphs (a) through (g)) is hereby amended in its entirety to read as follows:

         "Section 1.7 Adjustment of Estimated Purchase Price. The Estimated Purchase Price shall be adjusted 90 days after Closing (the "Receivables Determination Date") by an amount equal to the difference between (i) the actual cash collections received by Purchaser during the period from the Closing to the Receivables Determination Date in respect of the accounts receivable included in the Estimated Closing Balance Sheet and (ii) $7,035,431. If there is a negative difference ("Shortfall Collections") as a result of such collections being less than $7,035,431, then the Estimated Purchase Price shall be reduced and Seller shall pay Purchaser an amount equal to the Shortfall Collections within five days after such amount is determined. After the payment of the Shortfall Collections, all remaining uncollected receivables included in the Estimated Closing Balance Sheet shall be assigned to Seller and Seller may pursue collection thereof. If there is a positive difference ("Excess Collections") as a result of such collections exceeding $7,035,431, then the Estimated Purchase Price shall be increased and Purchaser shall pay an amount equal to the Excess Collections to Seller within five days after such amount is determined.

         5. The Estimated Software License Fees and Expenses. Section 1.11 of the Agreement is amended by deleting the parenthetical phrase in the last sentence and substituting the following in lieu thereof:

         "(other than as provided in the Data Services Agreement")".

         6. Charleston, WV Office. Notwithstanding any other provision in the Agreement to the contrary, the provisions of the Temporary Services Agreement attached hereto as Exhibit A shall apply to the Division's office in Charleston, West Virginia ("Charleston Office").

         7. Benefit Plans and Employee Matters.

         Notwithstanding any provisions in the Agreement to the contrary, the following provisions shall apply:

         A. Purchaser and Seller recognize that Purchaser will adopt a health care plan for the period from the Closing Date through December 31, 2000, which provides for the payment of each Affected Employee's COBRA continuation coverage cost equal to that portion of the Seller's group health plan cost of coverage payable by the Seller (under the Seller's active employee plan) with the balance of such cost of coverage to be paid by the Affected Employees under the terms of the Seller's Flex Plan as continued by Purchaser.

         B. Purchaser agrees to pay directly to Seller or its agent the COBRA continuation payments on behalf of all Affected Employees. Such payment will be made within five business days following the beginning of each calendar month between the Closing and December 31, 2000. For example, the payment for November COBRA coverage must be made by November 7, 2000. The COBRA continuation cost payable by Purchaser to Seller shall not include a 2% COBRA administration fee. The Purchaser shall also notify each Affected Employee on the Closing Date or as soon as administratively feasible thereafter of each Affected Employee's COBRA rights and the fact that for the period from the Closing Date to midnight on December 31, 2000 coverage under the Purchaser's health care program shall be provided through the Seller's health care plan COBRA coverage.

         C. The Purchaser shall make November COBRA payments on behalf of all Affected Employees. The December COBRA payment shall be made on behalf of all Affected Employees employed by Purchaser on November 30, 2000. Starting with the Closing Date, Purchaser shall provide Seller with a bi-weekly report of those Affected Employees who have separated from service. The Purchaser shall provide Seller with a certified statement dated December 1, 2000 stating that the Purchaser has advised each Affected Employee who has separated from service on or before November 30, 2000 that such Affected Employee is responsible for paying the December and subsequent COBRA payments on a timely basis (i.e., the December payment on or before December 20, 2000) and no health care claims will be processed on behalf of such Affected Employee until such timely COBRA payment is made by the Affected Employee. The Purchaser will also notify each Affected Employee who has separated from service on or before November 30, 2000 that effective January 1, 2001 such Affected Employee shall have the option of maintaining COBRA coverage under the Seller's health care plan or electing COBRA continuation coverage under the Purchaser's health care plan. The Purchaser shall also provide Seller with a certified statement dated January 3, 2000 stating that the Purchaser has advised each Affected Employee who has separated from service during the period from December 1 to December 31, 2000 that such Affected Employee is responsible for paying the subsequent COBRA payments on a timely basis and that no health care claims will be processed on behalf of such Affected Employee until each timely COBRA payment is made by the Affected Employee. The Purchaser's January 3, 2000 statement will also state that the Purchaser has notified each Affected Employee who has separated from service during the period from the Closing Date through December 31, 2000 that effective January 1, 2001 each such Affected Employee shall have the option of maintaining COBRA coverage under the Seller's health care plan or electing COBRA continuation coverage under the Purchaser's health care plan.

         D. Purchaser agrees that Affected Employees will be eligible for coverage under a group health plan to be adopted and maintained by Purchaser for its employees, to be effective as of January 1, 2001. Purchaser agrees that the benefits provided under the Purchaser's group health plan will be substantially similar to or better than the benefits provided under the Seller's group health plan; provided that the Purchaser shall not have to provide for vision benefits under the Purchaser's group health plan.

         E. Purchaser agrees to accept responsibility for notifying and communicating the terms and eligibility for COBRA continuation coverage to the Affected Employees.

         F. Purchaser will not hire those employees located in the Joplin, Missouri office of the Division ("Joplin Office") who process claims for the small group business of Seller. The understanding which the parties have reached regarding the Joplin Office is set forth in the Transition Services Agreement dated the date hereof.

         G. Regarding payroll for those employees of the Division hired by the Purchaser, the parties have agreed as follows:

                  (1) The payroll checks for the payroll period ended October 21, 2000 will be issued by Seller on November 1, 2000 and Purchaser shall reimburse Seller for such total payroll amount as provided in Section 2 of this Amendment.

                  (2) The payroll checks for the payroll period ended November 4, 2000 will be issued in two checks for each employee--one check to come from Seller for the period October 22 to October 25, 2000, and the other check to come from Purchaser for the period thereafter to and including November 4, 2000. Purchaser shall have no responsibility to reimburse Seller for any part of Seller's payroll obligation for this payroll period.

         8. Partition of Subleased Space. Notwithstanding the provisions of
Section 4.6(e) of the Agreement to the contrary, in lieu of partitioning off the sublet space referenced in such subsection, Seller may pay to Purchaser at Closing (which payment may be effected by a reduction in the Estimated Purchase Price set forth in Section 1.5(a) of the Agreement) $15,800.00.

         9. Monthly Financial Statements. The reference in Section 4.17 of the Agreement to "15 days" shall be changed to "25 days."

         10. Maximum Amount of Indemnification. The reference in Section 8.4 of the Agreement to "Fifteen Million Dollars ($15,000,000)" shall be changed to "Eleven Million Seven Hundred Thousand Dollars ($11,700,000)."

         11. Amount of Escrow. The Escrow Amount defined in Section 1.6 of the Agreement shall be One Million Dollars ($1,000,000) not One Million Two Hundred Thousand Dollars ($1,200,000).

         12. Subcontract Agreement. HBS is not currently licensed as a third party administrator ("TPA") in the states listed on Exhibit B hereto, but its application is pending in each such state. Notwithstanding any other provision in the Agreement, the Exhibits and Schedules to the Agreement, or the related assignment and assumption agreements to the contrary, the administration for all customers of the Division in these states under the respective Administration Contract is not being transferred by HPSI to HBS at Closing but will be retained by HPSI until HBS becomes so licensed (the "HPSI Retained Customers") as hereinafter provided in this Section 12. With respect to each such state, HPSI hereby subcontracts with HBS to provide the administrative services under such Administration Contract as a subcontractor for HPSI for these customers until the earlier of March 31, 2001 or such time as HBS becomes licensed in such state (the "Subcontract Period"), at which time HPSI shall assign such customers and their respective Administration Contract in such state to HBS and this subcontract arrangement shall terminate with respect to such customers and contracts. As compensation for its services, HBS shall be entitled to receive all compensation due to HPSI as a result of the administration work performed by HBS on HPSI's behalf during the period such services are contracted. Without limiting the foregoing, HBS shall perform all billing services required under the respective Administration Contracts with respect to such Retained Customers on HPSI's behalf and shall distribute and deal with such funds in accordance with the Administration Contracts and applicable law of each such state. During such contract period, all customer inquiries will be answered by HBS by reference to "Harrington Benefit Services" only and without reference to Trewit or Benesight. During the Subcontract Period, while operating under the licenses of HPSI, HBS shall perform all of its subcontract duties in accordance with the Third Party Administration statutes of the listed states and shall be subject to the control and direction of HPSI to the extent required by the applicable insurance laws of the states in which the administered business is located. HBS shall indemnify and hold HPSI and Parent harmless from and against any and all Loss due to any non-governmental third party claims resulting from the performance of administrative services for HPSI with respect to such Retained Customers hereunder, and HPSI and Parent shall indemnify and hold HBS and Trewit harmless for any Loss resulting from actions by the insurance regulatory agencies or other governmental bodies or authorities in such state based upon the failure of HBS to have a license in such state to perform the services contemplated hereby. To the extent this subcontract is inconsistent in any fashion with the Third Party Administration and other statutes of any particular state having jurisdiction over the subcontracted work, such laws shall control but the parties shall take such good faith actions within the permitted context of such statute as necessary to achieve the same result as otherwise contemplated hereby.

         13. Exclusion of Certain Indemnifications Payments from Minimum Threshold. The following indemnification obligations shall be exempt from the $250,000 minimum threshold for indemnification claims as provided in Section 8.4 of the Agreement but shall otherwise be subject to the provisions of Article 8 of the Agreement: (i) an indemnification claim by Seller for the failure of Purchaser to pay when due the assumed accounts payable or other Assumed Liabilities as set forth on the Estimated Closing Balance Sheet and (ii) any indemnification claim by HPSI, Parent, Trewit or HBS arising under Section 12 hereof.

         14. Agreements Regarding Customer Bank Accounts. In addition to the provisions in the Agreement, the parties have reached the following agreements regarding certain bank accounts relating to customers:

         A. The cash in all customer "refund accounts" (including without limitation those accounts identified as such on Exhibit C hereto) shall be transferred within 2 business days after the Closing to new refund accounts established by Purchaser, together with related account records.

         B. Purchaser is establishing as of the Closing new bank accounts for current customers. All current customer accounts established as of the Closing by Seller (including without limitation those accounts identified as such on Exhibit C hereto) shall be closed by Seller, in an orderly and commercially reasonable manner, within 120 days following the Closing. Seller agrees (i) to keep Purchaser reasonably informed about these closure activities and (ii) to send written communications to customers regarding such accounts only after the prior approval of Purchaser, except as required by law. Purchaser agrees to respond to Seller within 3 business days with its approval or any comments on a proposed customer communication.

         C. Customer accounts with respect to terminated customers (including without limitation those accounts identified as such on Exhibit C hereto) are not being transferred to Purchaser under the Agreement and are not covered by this
                  Section 14.

         15. Assignment and Joinder. Pursuant to the provisions of Section 9.6 of the Agreement, Trewit hereby assigns its rights and obligations under the Agreement to HBS which corporation agrees to join the Agreement as a party and be obligated thereunder to the same extent as Trewit. Notwithstanding such assignment, Trewit shall remain fully obligated under the terms of the Agreement. HBS accepts such assignment and assumes the obligations of Trewit under the Agreement. All references to "Purchaser" in the Agreement shall be deemed to include both Trewit and HBS.

         16. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17. No Other Changes. Except as expressly amended, restated or modified as set forth in this Amendment, the Agreement remains unchanged in all other respect and in full force and affect.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

                                   HEALTHPLAN SERVICES, INC.

                                   By: /s/ Phillip S. Dingle
                                      ------------------------------------------
                                   Its: President, Secretary and Treasurer
                                       -----------------------------------------

                                   MONTGOMERY MANAGEMENT
                                   CORPORATION

                                   By: /s/ Phillip S. Dingle
                                      ------------------------------------------
                                   Its: Secretary and Treasurer
                                       -----------------------------------------


                                   HEALTHPLAN SERVICES CORPORATION

                                   By: /s/ Phillip S. Dingle
                                      ------------------------------------------
                                   Its: President, Secretary and Treasurer
                                       -----------------------------------------


                                   TREWIT INC.

                                   By: /s/ William E. Sagan
                                      ------------------------------------------
                                   Its: President and Chief Executive Officer
                                       -----------------------------------------

                                   HARRINGTON BENEFIT SERVICES, INC.

                                   By: /s/ William E. Sagan
                                      ------------------------------------------
                                   Its: President and Chief Executive Officer
                                       -----------------------------------------

EXHIBIT A      TEMPORARY SERVICES AGREEMENT
EXHIBIT B      STATES COVERED BY SUBCONTRACT AGREEMENT
EXHIBIT C      BANK ACOUNTS

[AS REQUIRED BY APPLICABLE LAW, THE COMPANY WILL FURNISH SUPPLENTALLY ANY OMITTED EXHIBIT OR SCHEDULE UPON REQUEST]

                            POST-CLOSING AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


         THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this "APA Amendment") and the Escrow Agreement (this "Escrow Agreement Amendment"), is made effective as of January 12, 2001 by and between HealthPlan Services, Inc., a Florida corporation ("Seller"), HealthPlan Services Corporation, a Delaware corporation ("Parent"), Trewit Inc., a Delaware corporation ("Trewit") and Harrington Benefit Services, Inc., a Delaware corporation and a wholly-owned subsidiary of Trewit ("HBS" and together with Trewit, collectively called "Purchaser") and for purposes of the Escrow Agreement Amendment, Wells Fargo Bank Minnesota as Escrow Agent ("Escrow Agent").

                                    RECITALS
                                    --------

         A. Purchaser, Seller and Parent have entered into and closed an Asset Purchase Agreement dated as of August 28, 2000 (as amended, the "APA Agreement"). Capitalized terms used and not otherwise defined herein will have the meaning giving in the APA Agreement.

         B. Purchaser, Seller and Parent desire to amend the APA Agreement as specifically set forth in this Amendment.

         NOW, THEREFORE, the APA Agreement and, to the extent specified, the Escrow Agreement are hereby amended as follows:

         1. Adjustment of Estimated Purchase Price. Section 1.7 of the APA Agreement is hereby amended in its entirety to read as follows:

         "Section 1.7 Adjustment of Estimated Purchase Price. The Estimated Purchase Price shall be adjusted as provided in this Section 1.7. As complete consideration and payment for any shortfall in collections of accounts receivable transferred to Purchaser under the APA Agreement (the "Transferred Accounts Receivable"), Seller shall pay to Purchaser on the date of the Post-Closing Amendment an amount equal to the sum of
         (i) $1,000,000, which amount is to be paid to Purchaser by wire transfer of funds , and (ii) $460,000, which amount is to be paid to Purchaser, less an amount equal to $33,360 for rent payments to Seller in respect of the Richardson, Texas lease, out of the Escrow Amount by means of Seller and Purchaser giving the Escrow Agent a form of joint instructions of payment (in the form attached hereto as Exhibit A-1) to wire such funds to Purchaser. This payment shall extinguish any and all rights of Purchaser to make claims against HPS under the APA Agreement or the Escrow Agreement related to the Transferred Accounts Receivable, including, but not limited to, any claims for breach of the warranty specified in Section 2.9 of the APA Agreement; provided however that HPS agrees to promptly remit to Purchaser any customer payments it erroneously or inadvertently has received after October 25, 2000 or may hereafter receive in respect of such Transferred Accounts Receivable upon receipt of reasonable documentation from Purchaser that any such payment was erroneously paid to HPS. Notwithstanding the payments made by Seller as provided for in this Section 1.7, all Transferred Accounts Receivable shall remain the sole property and assets of Purchaser and there shall be no reassignment of any accounts back to Seller due to non-payment or for any other reason; provided, however, that the Seller's rights to payment from Sheakley Uniservice under its Transition Services Agreement for services rendered for periods prior to October 25, 2000 are not being transferred to Purchaser and shall remain the property of Seller. If the aggregate collections from the Transferred Accounts Receivable received by Purchaser or its subsidiary HBS prior to December 31, 2001 total more than $7,235,431 (such excess amount over $7,235,431 being herein called the "Excess Collections"), then Purchaser agrees to pay to HBS, no later than 30 days after December 31, 2001, an amount equal to 20% of the Excess Collections.

         2. Amount of Escrow. The Escrow Amount defined in Section 1.6 of the APA Agreement and the Escrow Deposit as defined in Section 1 of the Escrow Agreement shall be Five Hundred Seventy Three Thousand Three Hundred Sixty Dollars ($573,360) not One Million Dollars ($1,000,000) Section 5 of the Escrow Agreement is hereby deleted in its entirety.

         3. Charleston, West Virginia Personal Property. Anything in the APA Agreement or closing documentation to the contrary notwithstanding, the parties agree that all personal property and fixtures located in the Charleston, West Virginia office of the Seller remains the property of the Seller and is not being transferred to the Purchaser.

         4. Counterparts. This APA and Escrow Agreement Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5. No Other Changes. Except as expressly amended, restated or modified as set forth in this APA Amendment and this Escrow Agreement Amendment, the APA Agreement and the Escrow Agreement remain unchanged in all other respect and in full force and affect.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

                                   HEALTHPLAN SERVICES, INC.

                                   By: /s/ Phillip S. Dingle
                                      ------------------------------------------
                                   Its:
                                       -----------------------------------------


                                   HEALTHPLAN SERVICES CORPORATION

                                   By: /s/ Phillip S. Dingle
                                      ------------------------------------------
                                   Its:
                                       -----------------------------------------


                                   TREWIT INC.

                                   By: /s/ William E. Sagan
                                      ------------------------------------------
                                   Its:
                                       -----------------------------------------


                                   HARRINGTON BENEFIT SERVICES, INC.

                                   By: /s/ William E. Sagan
                                      ------------------------------------------
                                   Its:
                                       -----------------------------------------


                                   and only for purposes of acknowledging the Escrow Agreement Amendments contained herein:

                                   WELLS FARGO BANK MINNESOTA

                                   By: /s/ Cory Branden
                                      ------------------------------------------
                                   Its: Corporate Trust Officer
                                       -----------------------------------------